Form 10-K, Exhibit 13
period 1995-12-31
BANCORPSOUTH INC
filed 1996-04-01
CIK 701853

                                 EXHIBIT 13 (a)


               Managements' Discussion and Analysis of Financial
                      Condition and Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     BancorpSouth, Inc. (the Company) is a bank and thrift holding company with commercial banking and savings and loan operations in Mississippi and commercial banking operations in Tennessee. Bank of Mississippi (BOM), the Company's Mississippi banking subsidiary is headquartered in Tupelo, Mississippi. Volunteer Bank (VOL), the Company's Tennessee banking subsidiary is headquartered in Jackson, Tennessee. Laurel Federal Savings and Loan Association (Laurel Federal), the Company's Mississippi thrift subsidiary, is headquartered in Laurel, Mississippi. BOM and its consumer finance and credit life insurance subsidiaries provide commercial banking, leasing, mortgage origination and servicing and trust services to corporate customers, local governments, individuals and other financial institutions through an extensive network of branches and offices located throughout the State of Mississippi. VOL and its consumer finance and credit life insurance subsidiaries provide similar banking services in West Tennessee. Laurel Federal provides mortgage, consumer and commercial lending and traditional thrift deposit services, including checking accounts.
     During 1995, the Company acquired LF Bancorp, Inc.(LF Bancorp), headquartered in Laurel, Mississippi; First Federal Bank for Savings (First Federal), headquartered in Starkville, Mississippi; Wes-Tenn Bancorp, Inc. (Wes-Tenn), headquartered in Covington, Tennessee and the assets and certain liabilities of Shelby Bank, located in Bartlett, Tennessee, a component of the suburban Memphis market. Laurel Federal, the principal subsidiary of LF Bancorp, is operated as a subsidiary of the Company. First Federal and Wes-Tenn's principal subsidary, Tennessee Community Bank (TCB), were merged with and into the Company's banking subsidiaries, BOM and VOL, respectively. The assets and certain liabilities of Shelby Bank were combined with those of VOL upon acquistion. For a more detailed discussion of these acquisitions, reference is made to Note 3 of Notes to Consolidated Financial Statements.
     The following discussion provides certain information concerning the consolidated financial condition and results of operations of the Company. For a complete understanding of the following discussion, reference is made to the Consolidated Financial Statements and Notes thereto presented elsewhere in this Annual Report.

     Two graphs appear on this page in the Annual Report. The following is a description of the graphs.

                           RETURN ON AVERAGE ASSETS

              .091%       .091%      1.24%     1.07%     1.13%
              1991        1992       1993      1994      1995

                           RETURN ON AVERAGE EQUITY

             13.15%     12.30%     15.07%     12.75%     13.23%
              1991       1992       1993       1994       1995


THREE YEARS ENDED DECEMBER 31, 1995
RESULTS OF OPERATIONS
Summary
     The table below summarizes the Company's net income and returns on average assets and average shareholders' equity for the years ended December 31, 1995, 1994 and 1993:


                                                    1995            1994            1993
                                               --------------  --------------  --------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income before effect of accounting change         $35,504         $30,728         $29,506
Net income                                            $35,504         $30,728         $32,935

Net income per share:                                   $1.69           $1.51           $1.66
Return on average assets                                1.13%           1.07%           1.24%
Return on average shareholders' equity                 13.23%          12.75%          15.07%

NET INTEREST REVENUE
     Net interest revenue, principally interest earned on assets less interest costs on liabilities, provides the Company with its principal source of income. Since net interest revenue is affected by changes in the levels of interest rates and the amount and composition of interest earning assets and interest bearing liabilities, one of management's primary tasks is to balance these interest sensitive components of assets and liabilities for the purpose of maximizing net interest revenue while at the same time minimizing interest rate risk to the Company.

     The following table presents the average components of interest earning assets and interest bearing liabilities for each year and their change, expressed as a percentage, from each of the prior years.


                                           1995                1994                1993
                                    ------------------  ------------------  ------------------
                                     AVERAGE      %      AVERAGE      %      AVERAGE      %
                                     BALANCE    CHANGE   BALANCE    CHANGE   BALANCE    CHANGE
                                    ----------  ------  ----------  ------  ----------  ------
Interest earning assets:                              (DOLLARS IN THOUSANDS)
Deposits with other banks           $   19,970  +79.7%     $11,112  -24.9%  $   14,799  -27.2%
Held-to-maturity securities            516,919  +20.8%     427,759  -16.1%     509,996  -17.7%
Available-for-sale securities          183,396  -31.1%     266,370  +88.3%     141,496    -
Federal funds sold                      39,451   -9.2%      43,437  -11.0%      48,780   -3.7%
Loans and leases, net of unearned    2,146,967  +14.1%   1,881,922  +12.4%   1,675,048   +8.0%
Mortgages held for sale                 20,805  -38.1%      33,620  -38.7%      54,833   -1.5%
                                    ----------          ----------          ----------
Total interest earning assets       $2,927,508   +9.9%  $2,664,220   +9.0%  $2,444,952   +6.4%
                                    ==========          ==========          ==========

Interest bearing liabilities:
Deposits                            $2,371,330  +10.3%  $2,149,042   +6.7%  $2,014,597   +4.6%
Federal funds purchased and
 securities sold under
 repurchase agreements                  40,845  +11.3%      36,686   +4.3%      35,166  +15.6%
Long-term debt                          68,452  +17.6%      58,191  +67.6%      34,713  -16.1%
Other                                    4,706  +29.7%       3,627  +11.1%       3,266  -42.3%
                                    ----------          ----------          ----------
Total interest bearing liabilities  $2,485,333  +10.6%  $2,247,546   +7.7%  $2,087,742   +4.2%
                                    ==========          ==========          ==========

Non-interest bearing deposits         $361,120   -0.9%    $364,451  +11.3%    $327,540  +14.8%
                                    ==========          ==========          ==========

     In 1995 loans and leases continued as the most significant growth components of interest earning assets. Loans and leases grew at faster rates than interest bearing deposits in 1995, 1994 and 1993; however, the Company's other funding sources, non-interest bearing deposits, federal funds and Federal Home Loan Bank advances, were adequate to fund its asset growth.
     The changes in the components of interest earning assets, interest bearing liabilities, and non-interest bearing deposits resulted in the following tax equivalent net interest revenue expressed as a percent of average earning assets for the years ended December 31, 1995, 1994 and 1993:


                                   1995       1994       1993
                                   -----      -----      -----
Net interest margin                4.86%      4.76%      4.89%


     The Company experienced a decrease in net interest margin in 1994 as interest rates stabilized. As short-term interest rates began to rise in 1995, the net interest margin stabilized and then increased. The Company began in 1994 to utilize short-term, intermediate-term and long-term borrowings from the Federal Home Loan Bank for the purpose of funding asset growth. The Company has sought to lengthen the maturity of deposits by actively seeking four and five-year certificates of deposit with interest rates slightly above the relative market for such funds, thereby reducing the net interest margin in all three years presented. While net interest margin has been reduced in the short-term, a stable deposit base has been the result of placing emphasis on intermediate-term deposits.

INTEREST RATE SENSITIVITY
     The interest sensitivity gap is the difference between the maturity or repricing scheduling of interest sensitive assets and interest sensitive liabilities for a given period of time. A prime objective of asset/liability management is to maximize net interest margin while maintaining a reasonable mix of interest sensitive assets and liabilities. The following table sets forth the Company's interest rate sensitivity at December 31, 1995.



                                                         INTEREST RATE SENSITIVITY
                                                             DECEMBER 31, 1995
                                                           MATURING OR REPRICING
                                            -------------------------------------------------
                                                          91 DAYS         OVER 1
                                             0 TO 90         TO          YEAR TO      OVER
                                              DAYS         1 YEAR        5 YEARS     5 YEARS
                                            -------------------------------------------------
                                                              (IN THOUSANDS)
Interest earning assets:
Interest bearing deposits due from banks    $ 15,892     $       -    $        -   $      -
Federal funds sold                            35,450             -             -          -
Held-to-maturity securities                   19,668        48,338       227,273    144,024
Available-for-sale securities                 36,084        42,365       107,023     54,283
Loans & leases, net of unearned              744,221       389,734     1,080,083     81,128
Mortgages held for sale                       25,168             -             -          -
                                            --------     ---------    ----------   --------
  Total interest earning assets              876,483       480,437     1,414,379    279,435
                                            --------     ---------    ----------   --------
Interest bearing liabilities:
Interest bearing demand deposits & savings   337,432       212,980       448,337          -
Time deposits                                402,670       734,733       330,557      3,486
Federal funds purchased & securities
  sold under repurchase agreements            34,944           904             -          -
Long-term debt                                   829         2,463        33,006     37,326
Other                                          1,435           130           730        451
                                            --------     ---------    ----------   --------
  Total interest bearing liabilities         777,310       951,210       812,630     41,263
                                            --------     ---------    ----------   --------
Interest sensitivity gap                    $ 99,173     $(470,773)   $  601,749   $238,172
                                            ========     =========    ==========   ========
Cumulative interest sensitivity gap         $ 99,173     $(371,600)   $  230,149   $468,321
                                            ========     =========    ==========   ========

     Two graphs appear on this page in the Annual Report. The following is a description of the graphs.

                             NET INTEREST INCOME
                             TAX EQUIVALENT BASIS
                                 IN MILLIONS

             $101.13     $115.4     $119.5     $126.9     $142.1
               1991       1992       1993       1994       1995

                         ALLOWANCE FOR CREDIT LOSSES
                            AS A PERCENT OF LOANS,
                           NET OF UNEARNED DISCOUNT

                1.39%     1.51%     1.54%     1.52%     1.51%
                1991      1992      1993      1994      1995


     In the event interest rates decline after 1995, it is likely that the Company will experience a slightly negative effect on net interest income, as the cost of funds will decrease at a less rapid rate than interest income on interest bearing assets. Conversely, in periods of increasing interest rates, based on the current interest sensitivity gap, the Company will experience increased net interest income.

PROVISIONS FOR CREDIT LOSSES
     The Company has an asset quality review staff which, with a committee of senior officers, reviews the adequacy of the allowance for credit losses in each accounting period. An amount is provided as a charge against current income, based on this group's recommendation and senior management's approval, to maintain the allowance for credit losses at a level sufficient to absorb possible losses inherent in the existing loan and lease portfolios. This provision is determined after examining potential losses in specific credits and considering the general risks associated with lending functions such as current and anticipated economic conditions, historical experience as related to losses, changes in the mix of the loan portfolio and credits which bear substantial risk of loss but which cannot be readily quantified. The process of determining the adequacy of the provision requires that management make material estimates and assumptions which are particularly susceptible to significant change in the near-term.

     The provision for credit losses, the allowance for credit losses as a percent of loans and leases outstanding at the end of each year and net charge offs are shown in the following table:


                                   1995      1994      1993
                                 --------  --------  --------
                                    (DOLLARS IN THOUSANDS)
Provision for credit losses        $6,206    $5,946    $9,032
Allowance for credit losses as
 a percent of loans and leases
 outstanding at year end             1.51%     1.52%     1.54%
Net charge offs                    $3,147    $2,584    $5,680
Net charge offs as a percent
 of average loans                     .15%      .14%      .34%

     The 1995 provision for credit losses increased from 1994's level by 4.4% as a result of the growth in loans. The 1994 provision for credit losses decreased 34.2% from 1993's level as a result of an improvement in general economic conditions as evidenced by the lowest level of net loans charged off in recent history. The provision for credit losses for 1993 was 29.6% less than the provision for the previous year principally as a result of conforming in 1992 the loan, litigation and real estate valuation policies of VOL to make them consistent with those applied at BOM. Net charge offs were abnormally high in 1993 as a result of actions taken at VOL to conform the quality of its loan portfolio on a basis consistent with BOM.
     The provisions for credit losses in 1995 and 1994 have been at reduced levels from 1993's provision as a result of an improvement in the Company's loan portfolio as evidenced by the decline in non-performing assets as set forth in the discussion of Loans in the Financial Condition section of this presentation.

OTHER REVENUE
     The components of other revenue for the years ended December 31, 1995, 1994 and 1993 and the percent of change from the prior year are shown in the following table:



                                          1995                        1994                        1993
                                -----------------------      ----------------------       ----------------------
                                 AMOUNT       % CHANGE       AMOUNT       % CHANGE        AMOUNT       % CHANGE
                                -------       ---------      ------       ---------       ------       ---------
                                                            (DOLLARS IN THOUSANDS)
Mortgage lending                $ 3,723        +333.9%       $   858         -72.1%       $ 3,075        +143.1%
Service charges                  15,965         +10.6%        14,439          +9.4%        13,199          +4.3%
Life insurance premiums           3,345          +1.4%         3,300          +7.9%         3,057          -1.4%
Trust income                      2,237         +19.4%         1,873          +5.5%         1,776          +0.1%
Securities gains (losses), net     (765)       +161.1%          (293)       -140.1%           731        +246.4%
Other revenue                     6,735         +15.4%         5,835         +18.2%         4,938          +3.6%
                                -------                      -------                      -------
Total other revenue             $31,240         +20.1%       $26,012          -2.9%       $26,776         +12.7%
                                =======                      =======                      =======

     The revenue produced by mortgage lending activities rebounded in 1995 primarily as a result of stable interest rates and growth in servicing income. In 1994, mortgage lending revenue was impacted by losses incurred on the sale of mortgages in an unfavorable secondary market. The revenue produced by mortgage lending activities in 1993 increased because of declining interest rates which stimulated refinancing activity by borrowers and a favorable secondary mortgage market. The Company's mortgage loan servicing portfolio has continued to increase as indicated in the following table:

                                           1995                        1994                        1993
                                   -------------------          ------------------           -----------------
                                   AMOUNT     % CHANGE          AMOUNT    % CHANGE           AMOUNT   % CHANGE
                                   ------     --------          ------    --------           ------   --------
                                                             (DOLLARS IN MILLIONS)
Mortgage loans serviced            $876.0      +8.0%            $811.3     +11.4%            $728.4    +24.4%

     Service charges on deposit accounts increased in 1995 because of higher volumes of items processed as a result of increased economic activity. Life insurance premiums decreased slightly in 1995. Growth in life insurance premiums has not kept pace with loan growth because much of the Company's loan growth has occurred in indirect automobile financing which does not present the opportunity to sell credit life insurance. Trust income in 1995 increased 19.4% over 1994. The trust business experienced steady growth as evidenced by increases in the number of trust accounts and the value of assets under care (either managed or in custody). Security losses in 1995 and 1994 were primarily the result of securities being called before their maturity dates. Security gains in 1993 were primarily the result of certain taxable municipal securities being sold after losses considered by management to be other than temporary were recognized in prior periods. Other revenue increased 15.4% and 18.2% in 1995 and 1994, respectively, principally as a result of increases in fees for non-deposit related services.

OTHER EXPENSES
     The components of other expense for the years ended December 31, 1995, 1994 and 1993 and the percent change from the prior year are shown in the following table:


                                              1995                       1994                     1993
                                    -----------------------     ----------------------     ------------------
                                      AMOUNT       % CHANGE      AMOUNT       % CHANGE      AMOUNT   % CHANGE
                                      ------      ---------      ------      ---------      ------   --------
                                                             (DOLLARS IN THOUSANDS)
Salary and employee benefits        $ 54,739        +13.1%      $48,413         +5.3%      $45,971     +7.2%
Occupancy net of rental income         8,022         +5.3%        7,616         +0.9%        7,548     +7.6%
Equipment                              8,860        +18.7%        7,463        +15.6%        6,457     +5.5%
Deposit insurance premiums             3,412        -39.3%        5,621         +9.4%        5,140     +3.4%
Other                                 36,717        +21.3%       30,259         +7.8%       28,060     -1.0%
                                    --------                    -------                    -------
Total other expenses                $111,750        +12.5%      $99,372         +6.6%      $93,176     +4.3%
                                    ========                    =======                    =======

     Increases in salary and employee benefits are primarily attributable to incentives and salary increases, additional employees to staff the banking locations added in each of the three years and the increased cost of employee health care benefits. Occupancy and equipment expenses have increased principally as a result of additional branch offices and upgrades to the Company's internal operating systems.
     Deposit insurance premiums decreased substantially in 1995 as a result of lower rates in the insurance assessment rate of the Federal Deposit Insurance Corporation (FDIC). The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires that deposit premiums be assessed based on the risk inherent in and the financial soundness of a bank. Effective January 1, 1994, the actual assessment rate for premiums applicable to a particular institution depends upon the risk assessment classification assigned to it by the FDIC. As a result of the financial condition of the Company's subsidiary banks, under the FDIC's current risk-based premium policy, deposit insurance rates for 1996 for the Company's deposits in the Bank Insurance Fund (BIF) have been assessed at zero. However, Laurel Federal, the Company's thrift subsidiary, and certain other of the Company's deposits which were acquired from thrifts over the years remain in the Savings Association Insurance Fund (SAIF) and will continue to experience assessments for 1996 at the rate of 23 cents per $100 of insured deposits, the same rate experienced in all three years in the above table. Also, Congress is currently considering a special, one-time assessment on SAIF insured deposits and if enacted, this assessment could result in a one-time, pre-tax charge of up to $2.7 million.
     Other expenses increased 21.3% in 1995 principally as a result of merger expenses related to the Company's acquisitions. The expansion of the Company's branch banking network also contributed to increases in all years presented.

FINANCIAL CONDITION

LOANS
     The Company's loan portfolio represents the largest single component of its earning asset base. The following table indicates the average loans, year end balances of the loan portfolio and the percent of increases for the years presented:

     Two graphs appear on this page in the Annual Report. the following is a description of the graphs.

                      NONACCRUAL AND RESTRUCTURED LOANS
                            AS A PERCENT OF LOANS,
                           NET OF UNEARNED DISCOUNT

                  .081%     .081%     .45%     .22%     .07%
                  1991      1992     1993     1994     1995

                          TOTAL SHAREHOLDER'S EQUITY
                                 IN MILLIONS

              $173.6     $199.9     $233.2     $252.9     $288.1
                1991       1992       1993       1994       1995



                                                  1995                     1994                       1993
                                           ------------------       --------------------        -----------------
                                           AMOUNT    % CHANGE       AMOUNT      % CHANGE        AMOUNT   % CHANGE
                                           ------    --------       ------      --------        ------   --------
                                                                   (DOLLARS IN MILLIONS)
Loans, net of unearned - average           $2,147     +14.1%        $1,882       +12.4%         $1,675     +8.0%
Loans, net of unearned - year end          $2,295     +13.3%        $2,026       +13.4%         $1,786    +11.8%

     The Company's loan portfolio continued to grow in 1995 in both its Mississippi and Tennessee markets. The increase in 1994 occurred principally in the Company's Mississippi market. The Company strives to maintain a high-quality loan portfolio, forsaking growth for quality. The Company's non-performing assets which were significantly reduced in 1994 and continued to decline in 1995 and which are carried either in the loan account or other assets on the consolidated balance sheets, were as follows at the end of each year presented.


                                               DECEMBER 31
                                     ----------------------------------
                                      1995         1994          1993
                                     ------       ------        -------
                                              (IN THOUSANDS)
Foreclosed properties                $2,662       $1,757       $ 1,652
Non-accrual loans                     1,592        3,029         4,072
Loans 90 days or more past due        5,148        3,614         4,277
Restructured loans                        7        1,448         4,018
                                     ------       ------       -------
Total non-performing assets          $9,409       $9,848       $14,019
                                     ======       ======       =======

     The Company has not as a matter of policy participated in any highly leveraged transactions nor made any loans or investments relating to corporate transactions such as leveraged buyouts or leveraged recapitalizations.

SECURITIES AND OTHER EARNING ASSETS
     The securities portfolio is used to make various term investments, provide a source of liquidity and to serve as collateral to secure certain types of deposits. A portion of the Company's securities portfolio continues to be tax-exempt. Investments in tax-exempt securities totaled $134.5 million at December 31, 1995, compared to $144.3 million at the end of 1994. The Company invests only in investment grade securities, with the exception of obligations of Mississippi and Tennessee counties and municipalities, and avoids other high yield non-rated securities and investments.
     At December 31, 1995, the Company's available-for-sale securities totaled $239.8 million. These securities, which are subject to possible sale, are recorded at fair value. At December 31, 1995, the Company held no securities whose decline in fair value was considered other than temporary.
     Net unrealized gains on investment securities as of December 31, 1995 totaled $12.6 million. Net unrealized gains on held-to-maturity securities comprised $8.8 million of that total while net unrealized gains on available-for-sale securities were $3.8 million.
     Net unrealized losses on investment securities as of December 31, 1994, amounted to $22.6 million. Of that total, $19.8 million was attributable to held-to-maturity securities and $2.8 million available-for-sale securities. These unrealized losses were a direct result of the strong upward movement in interest rates during the 1994. While these interest rate movements presented buying opportunities, they also resulted in lower market values on existing investments. Because the average maturity of securities owned is relatively short, market value fluctuations due to interest rate changes are softened and the impact of foregone earnings is reduced.

DEPOSITS
     The following table presents the Company's average deposit mix and percent of change for the years indicated:

                                               1995                      1994                  1993
                                         ----------------          -----------------     -----------------
                                         AVERAGE     %             AVERAGE       %       AVERAGE       %
                                         BALANCE   CHANGE          BALANCE    CHANGE     BALANCE    CHANGE
                                         -------   ------          -------    ------     -------    ------
Interest bearing deposits               $2,371.3   +10.3%         $2,149.0    +6.7%      $2,014.6    +4.6%

Non-interest bearing deposits           $  361.1    +0.9%         $  364.5   +11.3%      $  327.5   +14.8%


     The Company's deposit mix continued to experience change in 1995. By year end 1995, other time deposits showed an increase of 11.9% from the end of 1994, while interest bearing demand deposits decreased slightly by 0.6% and other short-term savings accounts increased 4.6%. Non-interest bearing demand deposits decreased 0.5% from year end 1994 to year end 1995. Management believes that significant declines in interest rates in 1993 and early 1994 caused depositors to reduce the period over which they were willing to commit their funds and shifted their deposits from longer term, fixed rate instruments to daily savings and demand accounts, or even to seek alternative non-bank investments. As interest rates began to rise in mid-1994, funds began to move into longer term certificates of deposits as depositors sought higher yields on their deposits. That trend continued into 1995. Deposits are the Company's primary source of funds to support its earning assets. The Company's primary market areas provide the sources of all deposits for all periods presented.

LIQUIDITY
     The Company's goal is to provide adequate funds to meet changes in loan demand or any potential increase in the normal level of deposit withdrawals. This goal is accomplished primarily by maintaining sufficient short-term liquid assets coupled with consistent growth in core deposits in order to fund earning assets and to maintain the availability of unused capacity to acquire funds in national and local capital markets. The Company's traditional sources of maturing loans, investment securities, mortgages held for sale, purchased federal funds and base of core deposits seem adequate to meet liquidity needs for normal operations. In 1994, the Company's two subsidiary banks initiated relationships with the Federal Home Loan Bank which provided an additional source of liquidity to fund term loans with borrowings of matched maturities. The matching of these assets and liabilities has had the effect of reducing the Company's net interest margin.

CAPITAL RESOURCES
     The Company is required to comply with the risk-based capital guidelines established by the Board of Governors of the Federal Reserve System (FRB). These guidelines apply a variety of weighting factors which vary according to the level of risk associated with the assets. Capital is measured in two "Tiers": Tier I consists of paid-up share capital, including common stock and disclosed reserves (retained earnings and related surplus in the case of common stock), and Tier II consists of general allowance for losses on loans and leases, "hybrid" debt capital instruments, and all or a portion of other subordinated capital debt, depending upon remaining term to maturity (such as the Company's 9% subordinated debentures due 1999). The Company's Tier I capital and total capital, as a percentage of total risk-adjusted assets, was 12.11% and 13.97%, respectively at December 31, 1995, compared to 11.31% and 13.49% at December 31, 1994. Both ratios exceed the required minimum levels for these ratios of 4% and 8% respectively. In addition, the Company's leverage capital ratio (Tier I capital divided by total assets, less goodwill) was 8.56% at December 31, 1995 and 8.33% at December 31, 1994, compared to the required minimum leverage capital ratio of 3%.
     The FDIC's capital-based supervisory system for insured financial institutions categorizes the capital position for banks into five categories, ranging from well capitalized to critically undercapitalized. For a bank to classify as "well capitalized", the Tier I risk-based capital, total risk-based capital and leverage capital ratios must be at least 6%, 10% and 5%, respectively. Each of the Company's bank subsidiaries meet the criteria for the "well capitalized" category at December 31, 1995.

     The Office of Thrift Supervision (OTS) establishes capital requirements for savings associations. These requirements include a tangible capital requirement, a leverage limit and a risk-based capital requirement. The tangible capital requirement requires a savings association to maintain tangible capital in an amount no less than 1.5% of adjusted total assets, the leverage limit requires an association to maintain core capital of no less than 3% of adjusted assets and the risk-based capital requirement requires an association to have total capital equal to 8% of risk-weighted assets, which must include core capital equal to at least 4% of risk-weighted assets. The Company's thrift subsidiary met each of these capital requirements at December 31, 1995.
     The Company has determined to pursue acquisition transactions of depository institutions and businesses closely related to banking which further the Company's business strategies. The Company anticipates that the consideration for substantially all of these transactions, if completed, will be shares of the Company's Common Stock.