Form 10-K, Exhibit 13
period 1995-12-31
BANCORPSOUTH INC
filed 1996-04-01
CIK 701853

                                EXHIBIT 13 (b)


                  Consolidated Financial Statements and Notes
                   thereto and Report of Independent Auditors

CONSOLIDATED BALANCE SHEETS
BANCORPSOUTH, INC. AND SUBSIDIARIES

                                                                                    DECEMBER 31
                                                                            ----------------------------
                                                                               1995              1994
                                                                            ----------        ----------
                                                                                   (In thousands)
ASSETS
Cash and due from banks (Note 19)                                           $  149,923        $  138,230
Interest bearing deposits with other banks                                      15,892             6,463
Held-to-maturity securities (Note 4) (fair value
 of $448,075 and $532,985)                                                     439,303           552,832
Available-for-sale securities (Note 5) (amortized cost
 of $235,909 and $196,760)                                                     239,755           194,029
Federal funds sold                                                              35,450             3,275
Loans (Notes 6, 7 and 17)                                                    2,371,684         2,091,075
  Less:  Unearned discount                                                      76,518            65,461
         Allowance for credit losses                                            34,636            30,830
                                                                            ----------        ----------
  Net loans                                                                  2,260,530         1,994,784
Mortgages held for sale                                                         25,168            10,471
Premises and equipment, net (Note 8)                                            81,240            71,458
Accrued interest receivable                                                     28,992            22,950
Other assets (Note 11 and 18)                                                   25,775            24,626
                                                                            ----------        ----------
  Total assets                                                              $3,302,028        $3,019,118
                                                                            ==========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Demand:
  Non-interest bearing                                                      $  393,417        $  395,416
  Interest bearing                                                             665,313           630,832
 Savings                                                                       333,436           303,881
 Other time (Note 9)                                                         1,471,446         1,268,540
                                                                            ----------        ----------
  Total deposits                                                             2,863,612         2,598,669
Federal funds purchased and securities sold under
 repurchase agreements (Note 9)                                                 35,848            63,314
Accrued interest payable                                                        13,695             9,623
Other liabilities (Notes 11 and 12)                                             27,154            27,244
Long-term debt (Note 10)                                                        73,624            67,416
                                                                            ----------        ----------
  Total liabilities                                                          3,013,933         2,766,266
                                                                            ----------        ----------
Shareholders' equity (Notes 2, 14, 15 and 16)
 Common stock, $2.50 par value
  Authorized - 500,000,000 shares; Issued - 21,105,664 (reflects the
   1995 2-for-1 stock split effected as a dividend) and 10,328,460
   shares at December 31, 1995 and 1994, respectively                           52,764            25,819
 Capital surplus                                                                84,391            79,008
 Unrealized gain (loss) on available-for-sale securities, net of tax             2,480            (1,702)
 Retained earnings                                                             149,494           152,655
 Treasury stock at cost (108,384 and 165,356 shares
  at December 31, 1995 and 1994, respectively)                                  (1,034)           (2,928)
                                                                            ----------        ----------
  Total shareholders' equity                                                   288,095           252,852
                                                                            ----------        ----------
Commitments and contingent liabilities (Notes 6 and 19)
  Total liabilities and shareholders' equity                                $3,302,028        $3,019,118
                                                                            ==========        ==========

See accompanying notes to consolidated financial statements.
CONSOLIDATED STATEMENTS OF INCOME
BANCORPSOUTH, INC. AND SUBSIDIARIES

                                                                            YEARS ENDED DECEMBER 31
                                                                    ----------------------------------------
                                                                      1995            1994            1993
                                                                    --------        --------        --------
                                                                    (In thousands, except per share amounts)
INTEREST REVENUE:
Loans receivable                                                    $203,800        $163,727        $149,951
Deposits with other banks                                                857             660             833
Federal funds sold                                                     2,205           1,756           1,487
Held-to-maturity securities:
 U.S. Treasury                                                         3,977           2,063           4,550
 U.S. Government agencies and corporations                            24,175          16,579          17,955
 Obligations of states and political subdivisions                      7,491           7,213           8,854
 Other                                                                   168             270             596
Available-for-sale securities                                          8,321          13,227           6,261
Mortgages held for sale                                                1,433           2,400           3,382
                                                                    --------        --------        --------
  Total interest revenue                                             252,427         207,895         193,869
                                                                    --------        --------        --------
INTEREST EXPENSE:
Deposits                                                             107,165          79,270          74,751
Federal funds purchased and securities sold
 under repurchase agreements (Note 9)                                  2,084           1,338             982
Other (Note 10)                                                        5,208           4,421           2,982
                                                                    --------        --------        --------
  Total interest expense                                             114,457          85,029          78,715
                                                                    --------        --------        --------
  Net interest revenue                                               137,970         122,866         115,154
Provision for credit losses (Note 7)                                   6,206           5,946           9,032
                                                                    --------        --------        --------
  Net interest revenue, after provision for credit losses            131,764         116,920         106,122
                                                                    --------        --------        --------
OTHER REVENUE:
Mortgage lending                                                       3,723             858           3,075
Service charges                                                       15,965          14,439          13,199
Life insurance premiums                                                3,345           3,300           3,057
Trust income                                                           2,237           1,873           1,776
Securities gains (losses), net                                          (765)           (293)            731
Other                                                                  6,735           5,835           4,938
                                                                    --------        --------        --------
  Total other revenue                                                 31,240          26,012          26,776
                                                                    --------        --------        --------
OTHER EXPENSES:
Salaries and employee benefits (Notes 12 and 14)                      54,739          48,413          45,971
Occupancy net of rental income                                         8,022           7,616           7,548
Equipment                                                              8,860           7,463           6,457
Deposit insurance premiums                                             3,412           5,621           5,140
Other                                                                 36,717          30,259          28,060
                                                                    --------        --------        --------
  Total other expenses                                               111,750          99,372          93,176
                                                                    --------        --------        --------
  Income before income taxes and effect
   of accounting change                                               51,254          43,560          39,722
Income tax expense (Note 11)                                          15,750          12,832          10,216
                                                                    --------        --------        --------
  Income before effect of accounting change                           35,504          30,728          29,506
Cumulative effect on prior years of change
  in accounting for income taxes (Note 1)                               -               -              3,429
                                                                    --------        --------        --------
  Net income                                                        $ 35,504        $ 30,728        $ 32,935
                                                                    ========        ========        ========

EARNINGS PER SHARE (Note 16):
 Before effect of accounting change                                    $1.69           $1.51           $1.49
                                                                    ========        ========        ========
 After effect of accounting change                                     $1.69           $1.51           $1.66
                                                                    ========        ========        ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
BANCORPSOUTH, INC. AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                   COMMON STOCK                  UNREALIZED
                                              ---------------------   CAPITAL     GAINS         RETAINED  TREASURY
                                                SHARES       AMOUNT   SURPLUS  (LOSSES), NET    EARNINGS    STOCK       TOTAL
                                              -----------   -------   -------  -------------    --------  ----------  --------
                                                                           (Dollars in thousands)
BALANCE, DECEMBER 31, 1992                      8,580,313   $21,575   $35,221       -         $144,041   $(1,041)    $199,796
Shares issued:
  Conversion of debentures (Note 10)              316,382       791     6,989       -              -         -          7,780
  15% stock dividend (Note 15)                  1,025,107     2,580    33,543       -          (36,199)      -            (76)
  Conversion of warrants                           59,540       148       452       -              -         -            600
  Other shares issued                             119,909       301     1,313       -              -         -          1,614
Recognition of stock compensation                     -         -         -         -               32       -             32
Purchase of treasury stock                        (70,061)      -         -         -              -      (1,026)      (1,026)
Purchase of stock warrants                            -         -         (25)      -              -         -            (25)
Net income                                            -         -         -         -           32,935       -         32,935
Cash dividends declared:
  BancorpSouth, at  $.54 per share (1)                -         -         -         -           (7,585)      -         (7,585)
  Pooled acquisitions                                 -         -         -         -             (878)      -           (878)
                                               ----------   -------   -------    ------       --------   -------     --------
BALANCE, DECEMBER 31, 1993                     10,031,190    25,395    77,493       -          132,346    (2,067)     233,167
Impact at January 1, 1994 of change in
  accounting principle, net of tax (Note 1)           -         -         -       2,573            -         -          2,573
Shares issued:
  Employee stock bonus plan (Note 14)              25,000        63       750       -             (813)      -            -
  Conversion of warrants                          119,665       299       908       -              -         -          1,207
  Other shares issued                              25,103        62       341       -              -         -            403
Recognition of stock compensation                     -         -         -         -              438       -            438
Purchase of treasury stock                        (37,854)      -         -         -              -        (861)        (861)
Purchase of stock warrants                            -         -         -         -             (484)      -           (484)
Change in market valuation of
  available-for-sale securities, net of tax           -         -         -      (4,275)           -         -         (4,275)
Net income                                            -         -         -         -           30,728       -         30,728
Cash dividends declared:
  BancorpSouth, at $.555 per share (1)                -         -         -         -           (8,754)      -         (8,754)
  Pooled acquisitions                                 -         -         -         -           (1,290)      -         (1,290)
                                                ---------    ------    ------    ------       --------   --------    ---------
BALANCE, DECEMBER 31, 1994                     10,163,104    25,819    79,008    (1,702)       152,655    (2,928)     252,852
Shares issued:
  Employee stock bonus plan (Note 14)              15,000        37       476       -             (513)      -            -
  Purchase business acquisitions (Note 3)         259,285       370     4,530       -              -       1,894        6,794
  Other shares issued                              61,883       154       404       -              -         -            558
Recognition of stock compensation                     -         -         -         -              436       -            436
Fractional shares redeemed in poolings               (797)       (1)      (21)      -              -         -            (22)
Purchase stock warrants                               -         -         -          (6)           -         -             (6)
Change in market valuation of
  available-for-sale securities, net of tax           -         -         -       4,182            -         -          4,182
Net income                                            -         -         -         -           35,504       -         35,504
Stock split effected in the form
  of a stock dividend (Note 2)                 10,498,805    26,385       -         -          (26,385)      -            -
Cash dividends declared:
  BancorpSouth, at $.62 per share (1)                 -         -         -         -          (11,278)      -        (11,278)
  Pooled acquisitions                                 -         -         -         -             (925)      -           (925)
                                              -----------  --------   -------    ------       --------   -------     --------
BALANCE, DECEMBER 31, 1995                     20,997,280   $52,764   $84,391    $2,480       $149,494   $(1,034)    $288,095
                                              ===========  ========   =======    ======       ========   =======     ========


(1) Cash dividends declared per share have been adjusted for the two-for-one stock split in the form of a stock dividend paid November 20, 1995.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
BANCORPSOUTH, INC. AND SUBSIDIARIES

                                                                               YEARS ENDED DECEMBER 31
                                                                    -------------------------------------------------

                                                                        1995               1994               1993
                                                                    -----------          ---------          ---------
                                                                                       (In thousands)
Operating activities:
Net income                                                           $ 35,504           $ 30,728           $ 32,935
 Adjustment to reconcile net income to net
  cash (used) provided by operating activities:
   Provision for credit losses                                          6,206              5,946              9,032
   Depreciation and amortization                                        8,448              6,952              6,081
   Deferred taxes                                                          74              3,313               (416)
   Amortization of intangibles                                            726                583                315
   Amortization of debt securities premium
    and discount, net                                                    (663)             1,483              2,343
   Decrease in trading securities, net                                    -                  -                2,019
   Security losses (gains), net                                           765                293               (731)
   Net deferred loan origination expense                               (2,624)            (2,087)            (2,880)
   (Increase) decrease in interest receivable                          (6,042)            (4,699)             1,848
   Increase (decrease) in interest payable                              4,072              2,119               (497)
   Proceeds from mortgages sold                                       150,572            266,911            216,069
   Origination of mortgages for sale                                 (163,415)          (182,192)          (266,335)
   Other, net                                                           4,457                (46)            (2,136)
                                                                     --------           --------           --------
    Net cash provided by (used) in operating activities                38,080            129,304             (2,353)
                                                                     --------           --------           --------
Investing activities:
 Proceeds from calls and maturities of held-
  to-maturity securities                                              145,071             72,358            247,968
 Proceeds from calls and maturities of available-
  for-sale securities                                                 290,404            498,144                -
 Proceeds from sales of held-to-maturity securities                       931                994             12,139
 Proceeds from sales of available-for-sale securities                  11,708             19,070                -
 Purchases of held-to-maturity securities                            (111,875)          (253,423)          (297,535)
 Purchases of available-for-sale securities                          (261,322)          (423,712)               -
 Net increase (decrease) in short-term investments                    (32,175)            27,676             50,070
 Net increase in loans                                               (269,328)          (240,538)          (188,207)
 Purchases of premises and equipment                                  (18,695)           (10,050)           (12,828)
 Proceeds from sale of premises and equipment                             480                103              2,575
 Other, net                                                            (5,268)            (2,914)            (5,091)
                                                                     --------           --------           --------
    Net cash used in investing activities                            (250,069)          (312,292)          (190,909)
                                                                     --------           --------           --------
Financing activities:
 Net increase in deposits                                             264,943            132,384            156,117
 Net increase (decrease) in short-term debt and other
  liabilities                                                         (28,478)            26,448             (2,328)
 Advances on long-term debt                                            21,000             43,093              8,025
 Repayment of long-term debt                                          (14,792)            (9,432)            (1,878)
 Issuance of common stock                                                 506                404              1,522
 Acquisition of treasury stock                                            -                 (861)            (1,026)
 Purchase of stock warrants                                                (6)              (484)               (25)
 Proceeds from warrant conversion, net                                    -                1,207                600
 Payment of cash dividends                                            (10,062)            (7,669)           (10,253)
                                                                     --------           --------           --------
    Net cash provided by financing activities                         233,111            185,090            150,754
                                                                     --------           --------           --------
Increase (decrease) in cash and cash equivalents                       21,122              2,102            (42,508)
Cash and cash equivalents at beginning of year                        144,693             42,591            185,099
                                                                     --------           --------           --------
    Cash and cash equivalents at end of year                         $165,815           $144,693           $142,591
                                                                     ========           ========           ========



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BANCORPSOUTH, INC. AND SUBSIDIARIES
DECEMBER 31, 1995, 1994  AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The consolidated financial statements of BancorpSouth, Inc. (the
Company) have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period reported. Actual results could differ significantly from those estimates.
The Company and its subsidiaries are engaged in the business of banking and activities closely related to banking. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies. The following is a summary of the more significant accounting and reporting policies.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Bank of Mississippi (BOM), Volunteer Bank
(VOL) and Laurel Federal Savings and Loan Association (Laurel Federal). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1994 and 1993 amounts have been reclassified to conform with the 1995 presentation.

CASH FLOW STATEMENTS
     Cash equivalents include cash and amounts due from banks including interest bearing deposits with other banks. The Company paid interest of $110,385,000, $82,910,000 and $79,213,000 and income taxes of $15,480,000,
$8,505,000 and $8,487,000 for the years ended December 31, 1995, 1994 and 1993, respectively. During 1994, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board
(FASB), increasing shareholders' equity by $2,573,000. See Note 4 regarding the reclassification from held-to-maturity securities to available-for-sale securities during 1995 which resulted in increasing shareholders' equity by $390,000. See Notes 10, 14 and 15 related to the conversion of convertible subordinated capital debentures, the stock bonus plan and the stock dividend paid.

SECURITIES
     The Company adopted SFAS 115 effective January 1, 1994. Under SFAS 115, securities are classified as either held-to-maturity, trading or available-for-sale.
     Held-to-maturity securities are debt securities that the Company has the ability and management has the positive intent to hold to maturity. They are reported at amortized cost.
     Trading securities are debt and equity securities that are bought and held principally for the purpose of selling them in the near term. They are reported at fair value, with unrealized gains and losses included in earnings. The Company had no trading securities at December 31, 1995 and 1994.
     Available-for-sale securities are debt and equity securities not classified as either held-to-maturity securities or trading securities. They are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, in a separate component of shareholders' equity until realized. Prior to the adoption by the Company on January 1, 1994, of SFAS 115, these securities were held for sale and carried at the lower of aggregate amortized cost or market.
     Gains and losses on securities are determined on the identified certificate basis. Amortization of premium and accretion of discount are computed using the interest method. Changes in the valuation of securities which are considered other than temporary are recorded as losses in the period recognized.

LOANS
     Loans are recorded at the face amount of the notes reduced by collections of principal. Loans include net unamortized deferred origination costs. Unearned discount on discount-basis consumer loans is recognized as income using a method which approximates the level yield method. Interest is recorded monthly as earned on all other loans. Where doubt exists as to the collectibility of the loans, interest income is recorded as payment is received.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES
     The provision for credit losses charged to expense is an amount which, in the judgment of management, is necessary to maintain the allowance for credit losses at a level that is adequate to meet the present and potential risks of losses on the Company's current portfolio of loans. Management's judgment is based on a variety of factors which include the Company's experience related to loan balances, charge-offs and recoveries, scrutiny of individual loans and risk factors, results of regulatory agency reviews of loans, and present and future economic conditions of the Company's market area. Material estimates that are particularly susceptible to significant change in the near term are a necessary part of this process. Future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

MORTGAGES HELD FOR SALE
     Mortgages held for sale are recorded at lower of aggregate cost or market as determined by outstanding commitments from investors or current investor yield requirements.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, computed using straight-line and accelerated methods, are charged to expense over the shorter of the lease term or the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

OTHER REAL ESTATE OWNED
     Real estate acquired in settlement of loans is carried at the lower of cost or fair value, less selling cost. Fair value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of cost over fair value is charged to the allowance for credit losses. Gains and losses realized on sale are included in other revenue.

PENSION EXPENSE
     The Company maintains a non-contributory defined benefit pension plan that covers all employees who qualify as to age and length of service. Net periodic pension expense is actuarially determined.

INCOME TAXES
     Effective January 1, 1993, the Company adopted the provisions of SFAS
No. 109, "Accounting for Income Taxes", resulting in a $3,429,000 benefit and reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of income. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company, with the exception of BOM's credit life insurance subsidiary and VOL's credit life insurance subsidiary, files a consolidated federal income tax return.

RECENT PRONOUNCEMENTS
     SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", issued in March 1995, provides guidance for recognition of impairment losses related to long-lived assets, and certain intangibles and related goodwill. This Statement is effective for fiscal beginning after December 15, 1995.
     SFAS No. 123 "Accounting for Stock-Based Compensation" was issued in October 1995, and provides for a fair value method of accounting for stock-based compensation arrangements rather than the intrinsic value method now followed. Adoption of the fair value method for purposes of preparing basic financial statements is not required although disclosure or the effect of such adoptions is. The Statement is effective for stock-based compensation arrangements awarded after December 15, 1995.
     Management believes the adoption of the above-mentioned Statements will not have a material impact on the Company's consolidated financial statement.

OTHER
     Trust income is recorded on the cash basis as received, which does not differ materially from the accrual basis.

(2)  STOCK SPLIT
     On November 20, 1995, the Company's two-for-one stock split effected in the form of a 100% stock dividend resulted in the issuance of 10,495,805 new shares of common stock. Information relating to earnings per share, dividends per share and other share data has been retroactively adjusted to reflect this stock split.

(3) ACQUISITIONS
     On March 31, 1995, LF Bancorp, Inc. (LF Bancorp), a $190 million thrift holding company and parent of Laurel Federal, merged with and into the Company and Laurel Federal became a subsidiary of the Company. Pursuant to the merger, each share of common stock of LF Bancorp was converted into 2.026 shares of the Company's common stock, or a total of 1,664,202 common shares. This transaction was accounted for as a pooling of interests and the Company's financial statements for all periods presented include the consolidated accounts of LF Bancorp.
     On July 31, 1995, First Federal Bank for Savings (First Federal), a $25 million savings and loan association, merged with and into the Company.
Pursuant to the merger, First Federal was merged into BOM. Each share of common stock of First Federal was converted into 1.396 shares of the Company's common stock, or a total of 219,654 common shares. This transaction was accounted for as a pooling of interests. The result of operations of First Federal are included in the Company's financial statements for all periods presented but are not presented separately in the table below because they are not material.
     On September 1, 1995, the Company, issued 156,818 shares of common stock to effect the purchase of substantially all of the assets and the assumption of certain liabilities of the Shelby Bank (Shelby). The purchase price was allocated to the acquired assets and liabilities at their respective estimated fair value at the date of acquisition.
     On November 30, 1995, Wes-Tenn Bancorp, Inc. (Wes-Tenn), a $340 million bank holding company, merged with and into the Company. Pursuant to the merger, Wes-Tenn's subsidiary bank, Tennessee Community Bank (TCB), was merged into VOL and TCB's wholly-owned subsidiaries, TC Finance, Inc. and West Tennessee Life Insurance Company, became subsidiaries of VOL. Each share of common stock of Wes-Tenn was converted into 1.214702 shares of the Company's common stock, or a total of 3,059,764 common shares. This transaction was accounted for as a pooling of interests and the Company's financial statements for all periods presented include the consolidated accounts of Wes-Tenn. Prior to its merger with the Company, Wes-Tenn on April 3, 1995, acquired West Tennessee Financial Corporation (WTFC), a $38 million bank holding company and parent of Community Bank of West Tennessee (CBWT). WTFC and CBWT were merged into Wes-Tenn and TCB, respectively. This acquisition was accounted for as a purchase and the purchase price was allocated to the acquired assets and liabilities at their respective estimated fair value at the date of acquisition.

     Details of the results of operations of the previously separate companies for the period before the combinations were consummated that are included in the current consolidated net income follows:

                                         NINE MONTHS ENDED              YEAR ENDED
                                        SEPTEMBER 30, 1995           DECEMBER 31, 1994
                                        ------------------     ---------------------------
                                                                                      LF
                                        COMPANY    WES-TENN     COMPANY   WES-TENN  BANCORP
                                        -------    --------     -------   --------  -------
                                              (In thousands except per share data)
Net interest revenue..................  $92,542     $9,362     $103,876    $11,770   $6,278
Provision for credit losses...........    4,132        464        5,652        285      -
Other revenue.........................   21,020      1,760       23,421      1,631      926
Other expense.........................   74,525      7,266       85,799      8,540    5,872
Income tax expense....................   11,018        961       10,400      1,354      476
                                        -------     ------     --------    -------   ------
Net income............................  $23,887     $2,431     $ 25,446    $ 3,222   $  856
                                        -------     ------     --------    -------   ------

Earnings per share....................  $  1.33     $ 1.01     $  1.605    $  1.44   $ 2.30
Dividend declared per share...........     0.45       0.37        0.555       0.37     0.60

(4) HELD-TO-MATURITY SECURITIES
     A comparison of amortized cost and estimated fair values of held-to-maturity securities as of December 31, 1995 and 1994 follows:

                                                                                   1995
                                                             ----------------------------------------------------
                                                                            GROSS           GROSS      ESTIMATED
                                                              AMORTIZED   UNREALIZED      UNREALIZED      FAIR
                                                                COST        GAINS           LOSSES        VALUE
                                                             ---------    ----------      ----------   ----------
                                                                                (In thousands)
U.S. Treasury                                                  $33,355     $ 1,698           $   10      $ 35,043
U.S. Government agencies and corporations                      293,831       5,603              771       298,663
Tax exempt obligations of states and political subdivisions    111,330       3,297            1,052       113,575
Other                                                              787           7              -             794
                                                              --------     -------           ------      --------
  Total                                                       $439,303     $10,605           $1,833      $448,075
                                                              ========     =======           ======      ========

                                                                                      1994
                                                               ---------------------------------------------------
                                                                             GROSS            GROSS      ESTIMATED
                                                               AMORTIZED   UNREALIZED       UNREALIZED      FAIR
                                                                  COST       GAINS            LOSSES        VALUE
                                                               ---------------------------------------------------
                                                                                  (In thousands)
U.S. Treasury                                                  $ 59,793     $   35            $ 2,124     $ 57,704
U.S. Government agencies and corporations                       376,708        192             18,166      358,734
Tax exempt obligations of states and political subdivisions     112,915      3,194              2,979      113,130
Other                                                             3,416          1                -          3,417
                                                               --------     ------            -------     --------
  Total                                                        $552,832     $3,422            $23,269     $532,985
                                                               ========     ======            =======     ========

     Gross gains of $123,000 and gross losses of $389,000 were recognized in 1995, gross gains of $67,000 and gross losses of $181,000 were recognized in 1994 and gross gains of $588,000 and gross losses of $585,000 were recognized in 1993 on held-to-maturity securities. These gains and losses were primarily the result of held-to-maturity securities being called prior to maturity.
     Held-to-maturity securities with a carrying value of approximately $279,000,000 at December 31, 1995, were pledged to secure public and trust funds on deposit and for other purposes.
     On November 15, 1995, the FASB issued a special report pertaining to the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Concurrent ith the issuance of the report but not later than December 31, 1995, the FASB allowed for a reassessment of the appropriateness of the classification of securities held at that time and to account for any resulting reclassification at fair value. Reclassifications from the held-to-maturity category that were a result of this one-time assessment would not call into question the intent of the Company to hold other debt securities until maturity in the future. Based upon this guidance, the Company transferred securities with an amortized cost of $59,069,000 and an estimated fair value of $59,698,000 to the available-for-sale category with a resulting unrealized gain of $629,000.
     The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1995 by contractual maturity are shown below.
Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                1995
                                        ---------------------
                                                    ESTIMATED
                                        AMORTIZED     FAIR
                                          COST        VALUE
                                        ---------------------
                                           (In thousands)
Due in one year or less                  $ 32,941   $ 32,863
Due after one year through five years     222,789    226,700
Due after five years through ten years    168,116    173,154
Due after ten years                        15,457     15,358
                                         --------   --------
Total                                    $439,303   $448,075
                                         ========   ========

(5) AVAILABLE-FOR-SALE SECURITIES

     A comparison of amortized cost and estimated fair values of available-for-sale securities as of December 31, 1995 and 1994 follows:

                                                                                1995
                                                             --------------------------------------------
                                                                          GROSS       GROSS     ESTIMATED
                                                             AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                               COST       GAINS       LOSSES      VALUE
                                                             ---------  ----------  ----------  ---------
                                                                            (In thousands)
U.S. Treasury                                                 $ 50,626      $  683      $  68    $ 51,241
U.S. Government agencies and corporations                      127,087       1,143         742    127,488
Tax exempt obligations of states and political subdivisions     23,212         444         315     23,341
Preferred stock                                                 19,500           -           -     19,500
Other                                                           15,484       2,756          55     18,185
                                                              --------      ------      ------   --------
  Total                                                       $235,909      $5,026      $1,180   $239,755
                                                              ========      ======      ======   ========

                                                                                1994
                                                             --------------------------------------------
                                                                          GROSS       GROSS     ESTIMATED
                                                             AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                               COST       GAINS       LOSSES      VALUE
                                                             ---------  ----------  ----------  ---------
                                                                            (In thousands)
U.S. Treasury                                                 $ 31,642      $   30      $1,248   $ 30,424
U.S. Government agencies and corporations                       70,205         101       2,699     67,607
Tax exempt obligations of states and political subdivisions     31,377         339       1,482     30,234
Preferred stock                                                 53,000           -           -     53,000
Other                                                           10,536       2,283          55     12,764
                                                              --------      ------      ------   --------
  Total                                                       $196,760      $2,753      $5,484   $194,029
                                                              ========      ======      ======   ========

     Gross gains of $900,000 and gross losses of $1,399,000 were recognized in 1995, gross gains of $170,000 and gross losses of $349,000 were recognized in 1994 and gross gains of $807,000 and gross losses of $180,000 were recognized in 1993 on available-for-sale securities. Gross gains of $101,000 were recognized in 1993 from sales of trading securities.

     Available-for-sale securities with a carrying value of approximately $82,000,000 at December 31, 1995, were pledged to secure public and trust funds on deposit and for other purposes.
     The amortized cost and estimated fair value of available-for-sale securities at December 31, 1995 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalities.


                                                1995
                                        ---------------------
                                                    ESTIMATED
                                        AMORTIZED     FAIR
                                          COST        VALUE
                                        ---------   ---------
                                           (In thousands)
Due in one year or less                  $ 49,946   $ 50,022
Due after one year through five years     128,564    129,684
Due after five years through ten years     31,986     34,767
Due after ten years                        25,413     25,282
                                         --------   --------
Total                                    $235,909   $239,755
                                         ========   ========

(6) LOANS
     A summary of loans classified by collateral type at December 31, 1995 and 1994 follows:

                                            1995        1994
                                         ---------  ----------
                                             (In thousands)
Commercial and agricultural              $  223,225  $  211,988
Consumer and installment                    695,127     633,692
Real estate mortgage                      1,314,935   1,151,666
Lease financing                             121,617      81,816
Other                                        16,780      11,913
                                         ----------  ----------
Total                                    $2,371,684  $2,091,075
                                         ==========  ==========

     Non-performing loans consist of both non-accrual loans and loans which have been restructured (primarily in the form of reduced interest rates) because of the borrower's weakened financial condition. The aggregate principal balance of non-accrual loans was $1,592,000 and $3,029,000 at December 31, 1995 and 1994, respectively. Restructured loans totaled $7,000 and $1,448,000 at December 31, 1995 and 1994, respectively.
      The recorded investment in loans considered impaired at December 31, 1995, under SFAS No. 114 was $30,875,000 with a valuation reserve of $3,279,000. Interest income of approximately $2,740,000 was recognized on these impaired loans. There were no impaired loans without a valuation reserve at December 31, 1995.
     The total amount of interest earned on non-performing loans was approximately $70,000, $214,000 and $277,000 in 1995, 1994 and 1993,
respectively. The gross interest income which would have been recorded under the original terms of those loans amounted to $105,000, $353,000 and $611,000 in 1995, 1994 and 1993, respectively.

(7)  ALLOWANCE FOR CREDIT LOSSES
     The following schedule summarized the changes in the allowance for credit losses for the years ended December 31, 1995, 1994 and 1993:



                                   1995             1994            1993
                                  -------         -------         -------
                                              (In thousands)
Balance at beginning of year      $30,830         $27,468         $24,116
Provision charged to expense        6,206           5,946           9,032
Recoveries                          1,567           3,277           1,996
Loans charged off                  (4,714)         (5,861)         (7,676)
Acquisitions                          747             -               -
                                  -------         -------         -------
Balance at end of year            $34,636         $30,830         $27,468
                                  =======         =======         =======

(8)  PREMISES AND EQUIPMENT
     A summary by asset classification at December 31, 1995 and 1994 follows:


                                           ESTIMATED
                                          USEFUL LIFE
                                             YEARS         1995      1994
                                          -----------    --------  --------
                                                    (In thousands)
Cost:
Land                                                   $ 12,756   $ 11,125
Buildings and improvements                   20-50       61,943     57,475
Leasehold improvements                       10-20        1,608      2,103
Equipment, furniture and fixtures             3-12       48,486     46,333
Construction in progress                                  5,044      2,309
                                                       --------   --------
                                                        129,837    119,345
Accumulated Depreciation and Amortization                48,597     47,887
                                                       --------   --------
  Premises and Equipment, net                          $ 81,240   $ 71,458
                                                       ========   ========

(9) TIME DEPOSITS AND SHORT-TERM DEBT
     Certificates of deposit and other time deposits of $100,000 or more amounting to approximately $334,915,000 and $264,486,000 were outstanding at December 31, 1995 and 1994, respectively. Total interest expense relating to certificate and other time deposits of $100,000 or more totaled approximately $17,386,000, $10,582,000 and $13,314,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

     Presented below is information relating to short-term debt for the years ended December 31, 1995 and 1994.



                                                         END OF PERIOD                 DAILY AVERAGE            MAXIMUM
                                                     ----------------------      ------------------------      OUTSTANDING
                                                                 INTEREST                      INTEREST          AT ANY
                                                       BALANCE     RATE             BALANCE      RATE           MONTH END
                                                   ------------------------      ------------------------    --------------
                                                                             (Dollars in thousands)
1995:
Federal funds purchased                                $ 3,850       5.2%           $ 5,747        6.7%         $11,474
Securities sold under repurchase agreements             31,998       4.8%            33,996        5.0%          39,345
                                                       -------                      -------                     -------
  Total                                                $35,848                      $39,743                     $50,819
                                                       =======                      =======                     =======

1994:
Federal funds purchased                                $34,350       6.3%           $ 8,403        4.0%         $35,700
Securities sold under repurchase agreements             28,964       4.6%            28,398        3.5%          32,410
                                                       -------                      -------                     -------
  Total                                                $63,314                      $36,801                     $68,110
                                                       =======                      =======                     =======

     Federal funds purchased generally mature the day following the date of purchase while securities sold under repurchase agreements generally mature within 30 days from the date of sale. At December 31, 1995, the Company's subsidiary banks had established informal federal funds borrowing lines of credit aggregating $173,500,000.

(10) LONG-TERM DEBT
SUBORDINATED CAPITAL DEBENTURES
     On May 21, 1986, the Company issued $10,000,000 of 7.25% convertible subordinated capital debentures due May 1, 1998. The 7.25% debentures were convertible at or before maturity at a conversion price of $11.01 principal amount of debentures for one share of the Company's common stock, $2.50 par value per share, subject to adjustment. On March 12, 1993, the Company called for redemption on April 27, 1993, of the remaining $7,996,000 in outstanding debentures. Prior to the redemption date, substantially all of the outstanding debentures were converted into an aggregate of 727,678 shares of the Company's common stock (316,382 shares prior to adjusting for the 15% stock dividend and 2-for-1 stock split, see Notes 2 and 15), and on April 27, 1993, the remaining $22,000 principal amount of the debentures were redeemed. Interest of $116,000 on the 7.25% debentures is included in interest expense for 1993.
     On November 22, 1989, the Company issued $25,000,000 of 9% subordinated capital debentures due November 1, 1999. At December 31, 1995 and 1994, $24,508,000 of the debentures were outstanding. At December 31, 1995, the 9% debentures were redeemable at the option of the Company in whole or in part at the redemption price of 101.5% of par and will be redeemable at par on or after November 1, 1996. Up to $25,000 of 9% debentures per holder and a maximum of $250,000 of 9% debentures in the aggregate may be tendered for prepayment in the event of a holder's death in each 12-month period ending October 31. If aggregate redemptions are less than $250,000 in any such 12-month period, the unused portion will be carried forward to succeeding periods. No debentures were prepaid during 1993, 1994 or 1995. Interest of $2,206,000 on the 9% debentures is included in interest expense for 1995, 1994 and 1993, respectively.

FEDERAL HOME LOAN BANK ADVANCES
     BOM has entered into a blanket floating lien security agreement with the Federal Home Loan Bank (FHLB) of Dallas. Under the terms of this agreement, BOM is required to maintain sufficient collateral to secure borrowings in an aggregate amount of the lessor of 65 percent of the book value (unpaid principal balance) of the borrower's first mortgage collateral or 35 percent of the borrower's assets.
     VOL has entered into a blanket floating lien security agreement with the FHLB of Cincinnati. Under the terms of this agreement, VOL is required to maintain unencumbered, quality first mortgage loans in an amount equal to 150 percent of outstanding advances as collateral for those advances.
     At December 31, 1995, the following FHLB fixed term advances were repayable in monthly installments as follows:


    FINAL DUE DATE       INTEREST RATE                         AMOUNT
    ---------------      -------------                         ------
                                                           (In thousands)
         1997                5.95%                            $ 5,000
         1998                5.63%                              5,000
         2000            5.82% - 6.55%                         10,000
      Thereafter         5.21% - 8.95%                        $29,116
                                                              -------
           Total                                              $49,116
                                                              =======

(11) INCOME TAXES
     Total income taxes for the year ended December 31, 1995, 1994 and 1993 were allocated as follows:


                                                           1995              1994              1993
                                                        ---------        ------------       ----------
                                                                        (In thousands)
Income from continuing operations                         $15,750          $12,832           $10,216
Cumulative effect of accounting change                        -                -              (3,429)
Shareholders' equity for unrealized gain (loss)
on available-for-sale securities                            2,395           (1,139)              -
                                                          -------          -------           -------
    Total                                                 $18,145          $11,693           $ 6,787
                                                          =======          =======           =======

     The components of income tax expense (credit) attributable to continuing operations are as follows for the years ended December 31, 1995, 1994 and 1993:

                                                           1995              1994              1993
                                                        ----------       -----------         --------
                                                                        (In thousands)
Current:
Federal                                                  $14,118           $ 8,224           $ 9,702
State                                                      1,558             1,295               930
Deferred:
Federal                                                       13             3,002              (330)
State                                                         61               311               (86)
                                                         -------           -------           -------
    Total                                                $15,750           $12,832           $10,216
                                                         =======           =======           =======

     Income tax expense differs from the amount computed by applying the U.S. federal income tax rate of 35% to income before income taxes due to the following:


                                                                        1995             1994              1993
                                                                      --------        -----------        --------
                                                                                     (In thousands)
Tax expense at statutory rate                                         $17,939           $15,246           $13,903
Increase (reduction) in taxes resulting from:
 State income taxes net of federal tax benefit                          1,052             1,044               549
 Tax exempt interest revenue                                           (2,718)           (2,796)           (3,022)
 Dividend received deduction                                             (378)             (497)             (418)
 Tax over book loss on security transactions                             (520)             (100)             (268)
 Non-deductible merger expenses                                           490                41               -
 Other, net                                                              (115)             (106)             (528)
                                                                      -------           -------           -------
    Total                                                             $15,750           $12,832           $10,216
                                                                      =======           =======           =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                                           1995            1994
                                                                           ----            ----
                                                                              (In thousands)
Deferred tax assets:
 Loans receivable, principally due to allowance
  for credit losses                                                       $13,196         $10,843
 Deferred liabilities principally due to
  compensation arrangements and vacation accruals                           2,939           2,453
 Unrealized losses on available-for-sale securities                           -             1,029
 Other, net                                                                   105             199
 Net operating loss carryforwards                                             395             460
 Alternative minimum tax credit carryforwards                                 -               756
                                                                          -------         -------
  Total gross deferred tax assets                                         $16,635         $15,740
  Less:  valuation allowance                                                  -               -
                                                                          -------         -------
  Deferred tax assets                                                     $16,635         $15,740
                                                                          =======         =======

Deferred tax liabilities:
 Bank premises and equipment, principally due
  to differences in depreciation and lease transactions                   $10,439         $ 8,168
 Loans and lease receivables, principally due to deferral of
  loan origination costs and interest income recognition                    1,342           1,959
 Deferred assets, principally due to the capitalization
  of excess servicing rights for financial reporting purposes               2,432           1,617
 Investments, principally due to interest income recognition                  767           1,035
 Unrealized gains on available-for-sale securities                          1,366             -
 Other, net                                                                    18             221
                                                                          -------         -------
    Total gross deferred liabilities                                       16,364          13,000
                                                                          -------         -------

    Net deferred tax assets (liabilities)                                 $   271         $ 2,740
                                                                          =======         =======

     Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences existing at December 31, 1995.
     At December 31, 1995 the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,127,000 that are available to offset future federal taxable income, subject to various limitations, through 2001.
     At December 31, 1995 the Company has capital loss carryforwards for federal income tax purposes of approximately $202,000 that are available to offset future capital gains, if any. The capital loss carryforwards will expire in 1997 and 1998. Based on the Company's historical and current pretax earnings, management believes that it is more likely than not that the Company will realize the benefits of the capital loss carryforwards existing at December 31, 1995.
     Tax bad debt reserves at Laurel Federal in the amount of $5,857,000 have not been tax-effected and represent a potential deferred tax liability.

(12)  PENSION AND PROFIT SHARING PLANS
     The Company maintains a noncontributory and trusteed defined benefit pension plan covering substantially all full-time employees who have at least one year of service and have attained the age of twenty-one. Benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute to the pension plan the amount required to fund benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit cost method.
The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated periodically.
     Pension expense for the years ended December 31, 1995, 1994 and 1993 included the following components:


                                                              1995                 1994             1993
                                                             ------               ------           ------
                                                                             (In thousands)
Service cost                                                 $  785               $1,035           $  992
Interest cost                                                 1,001                1,081            1,032
Actual return on plan assets                                 (3,637)                  31           (1,079)
Net amortization and deferral                                 2,510               (1,200)              67
Cost of special termination benefits                            464                  -                -
                                                             ------               ------           ------
   Pension expense                                           $1,123               $  947           $1,012
                                                             ======               ======           ======


The funded status of the Company's plan at December 31, 1995 and 1994 was as follows:

                                                                                                   1995              1994
                                                                                                 -------           -------
                                                                                                      (In thousands)
Plan assets at fair value (primarily in listed bonds and commingled funds)                       $19,234           $14,857
Actuarial present value of projected benefit obligations                                          17,433            13,515
                                                                                                 -------           -------
Projected benefit obligation less than plan assets                                                 1,801             1,342
Unrecognized net gain                                                                             (1,507)           (2,670)
Unrecognized prior service cost                                                                   (1,341)             (527)
Unrecognized net obligation at January 1                                                             (10)              (12)
                                                                                                 -------           -------
Accrued pension expense recorded in the financial statements                                     $(1,057)          $(1,867)
                                                                                                 =======           =======

Actuarial present value of vested benefit obligations                                            $ 7,412           $ 7,482
                                                                                                 =======           =======

Accumulated benefit obligations                                                                  $11,285           $ 8,769
                                                                                                 =======           =======

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for 1995 and 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5% for 1995 and 5.5% for 1994. The expected long-term rate of return on assets during 1995 and 1994 was 7.5%.
     The Company has a non-qualified supplemental retirement plan for certain key employees. Benefits commence when the employee retires and are payable over a period of ten years. The amount accrued under the plan was $111,000 in 1995, $93,000 in 1994 and $90,000 in 1993.
     The Company has a deferred compensation plan (commonly referred to as a 401(k) Plan), whereby employees may contribute a portion of their compensation, as defined, subject to the limitation as established in Section 415 of the Internal Revenue Code. Employee contributions (up to five percent of defined compensation) are matched dollar-for-dollar by the Company. Under the terms of the plan, contributions matched by the Company are used to purchase Company common stock at prevailing market prices. Plan expense for the years ended December 31, 1995, 1994 and 1993 was $1,495,000, $1,402,000 and $1,353,000,
respectively.
     In December 1993, the Company adopted the BancorpSouth, Inc. Restoration Plan (Restoration Plan) to provide for the payment of retirement benefits to certain participants in the BancorpSouth, Inc. Retirement Plan (Basic Plan). The Restoration Plan covers any employee whose benefit under the Basic Plan is limited by the provisions of the Internal Revenue Code of 1986 and any employee who elects to participate in the BancorpSouth, Inc. Deferred Compensation Plan, thereby reducing his benefit under the Basic Plan. Restoration Plan expense was $48,000 in 1995 and $36,000 in 1994.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

SECURITIES
     The carrying amounts for short-term securities approximate fair value because of their short-term maturity (90 days or less) and present no unexpected credit risk. The fair value of most longer-term securities is estimated based on market prices or dealer quotes. See Note 4, Held-to-Maturity Securities, and Note 5, Available-for-Sale Securities for fair values.

LOANS
     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer and installment and real estate mortgage. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
     The following table presents information for loans at December 31, 1995 and 1994:

                                        1995                          1994
                             --------------------------      --------------------------
                                BOOK            FAIR            BOOK           FAIR
                                VALUE           VALUE           VALUE          VALUE
                             ----------      ----------      ----------      ----------
                                                    (In thousands)
Commercial                   $  223,225      $  224,129      $  211,988      $  207,837
Consumer and installment        695,127         708,100         633,692         647,177
Real estate mortgage          1,314,935       1,295,090       1,151,666       1,126,932
All other                        16,780          16,780          11,913          11,913
                             ----------      ----------      ----------      ----------
  Total                      $2,250,067      $2,244,099      $2,009,259      $1,993,859
                             ==========      ==========      ==========      ==========

     Average maturity represents the expected average cash flow period, which in some instances is different than the stated maturity. Management has made estimates of fair value discount rates that is believed to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale. New loan rates were used as the discount rate on new loans of the same type, credit quality on maturity. For lower graded loans, the discount rate was based on yields of bonds of similar credit risk and maturity.

DEPOSIT LIABILITIES
     Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of fixed-rate certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities. The following table presents information for certificates of deposit at December 31, 1995 and 1994:

                                                         1995                       1994
                                              ------------------------    ------------------------
                                                 BOOK           FAIR         BOOK          FAIR
                                                 VALUE          VALUE        VALUE         VALUE
                                              ----------    ----------    ----------    ----------
                                                              (In thousands)
Certificates of deposit:
Maturing in six months or less                $  755,204    $  757,639    $  597,947    $  597,358
Maturing between six months and one year         345,987       347,679       215,342       215,855
Maturing between one and three years             288,709       292,169       339,008       339,820
Maturing beyond three years                       81,546        84,766       116,243       115,249
                                              ----------    ----------    ----------    ----------
    Total                                     $1,471,446    $1,482,253    $1,268,540    $1,268,282
                                              ==========    ==========    ==========    ==========

LONG-TERM DEBT
     The fair value of the Company's subordinated capital debentures is estimated based on quoted market prices. The following table presents information at December 31, 1995 and 1994:

                                            1995                 1994
                                    -------------------    ------------------
                                     BOOK        FAIR       BOOK       FAIR
                                     VALUE       VALUE      VALUE      VALUE
                                    -------     -------    -------    -------
                                                 (In thousands)
Subordinated Capital Debentures     $24,508     $24,265    $24,508    $24,018
                                    =======     =======    =======    =======

     The fair value of the Company's FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently available for advances of similar maturities. The following table presents information on the FHLB advances at December 31, 1995 and 1994.

                              1995                   1994
                      -------------------     ------------------
                       BOOK        FAIR        BOOK       FAIR
                       VALUE       VALUE       VALUE      VALUE
                      -------     -------     -------    -------
                         (In thousands)         (In thousands)
Final due date
- --------------
     1997             $ 5,000     $ 5,024     $   -      $   -
     1998               5,000       5,001         -          -
     2000              10,000      10,257         -          -
Thereafter             29,116      29,548      42,908     38,334
                      -------     -------     -------    -------
         Total        $49,116     $49,830     $42,908    $38,334
                      =======     =======     =======    =======

(14) STOCK INCENTIVE AND STOCK OPTION PLANS
     During 1987, the Company issued 34,500 shares of common stock (15,000 shares prior to adjusting for the 15% stock dividend and the 2-for-1 stock split effected in the form of a dividend, see Notes 2 and 15) to a key employee. The shares vest over a 10-year period subject to the Company meeting certain performance goals. The unearned shares are held in escrow and totaled 6,900 at December 31, 1995. The compensation associated with this award is being recognized over the 10-year period.
     During 1994, the Company issued 50,000 shares of common stock (25,000 shares prior to adjusting for the 2-for-1 stock split effected in the form of a dividend, see Note 2) to a key employee; 25,000 shares were awarded upon issuance and 25,000 shares were awarded on November 21, 1995. The stock bonus agreement provides for a cash bonus to the employee in an amount equal to the state and federal income and employment tax liabilities incurred by the employee as a result of this stock bonus award. The Company recorded compensation expense of $905,000 and $753,000 in 1995 and 1994, respectively, with regard to this stock bonus.
     In 1995, the Company issued 30,000 shares of common stock (15,000 shares prior to adjusting for the 2-for-1 stock split effected in the form of a dividend, see Note 2) to a key employee. The shares vest over a 10-year period subject to the Company meeting certain performance goals. The unearned shares are held in escrow and totaled 30,000 at December 31, 1995. The compensation associated with this award is being recognized over the 10-year period.
     Key employees and directors of the Company and its subsidiaries have been granted stock options and stock appreciation rights (SARs) under the Company's 1990, 1994 and 1995 stock incentive plans. All options and SARs granted pursuant to these plans have been at market value on the date of the grant and are exercisable over periods of one to ten years. The Company recorded $947,000, $106,000 and $213,000 in compensation expense in 1995, 1994 and 1993, respectively, related to the SARs because of the increase in market value of its common stock. In 1995, pursuant to certain acquisitions, incentive and non-qualified stock options were granted to employees and directors of the companies being acquired in exchange for stock options that were outstanding at the time those mergers were consummated. The number of shares and option prices of shares authorized under the various stock option plans have been adjusted for the two-for-one stock split effected in the form of a dividend discussed in Note 2.

     Changes in options outstanding during 1995, 1994 and 1993 were as follows:

                                                           PRICE RANGE
                                          SHARES            PER SHARE
                                          -------        ----------------
Outstanding, December 31, 1992            265,843        $ 9.44 to $14.94


Granted during 1993                       250,700        $15.82 to $17.45
Exercised during 1993                     (19,545)       $ 8.26 to $12.99
Expired or cancelled during 1993           (3,680)       $ 8.21 to $ 9.95
                                          -------        ----------------
Outstanding, December 31, 1993            493,318        $ 8.21 to $17.45


Granted during 1994                        24,150             $14.88
Exercised during 1994                     (37,071)       $ 8.26 to $12.99
Expired or cancelled during 1994           (2,645)       $ 8.26 to $15.82
                                          -------        ----------------
Outstanding, December 31, 1994            477,752        $ 8.21 to $17.45


Granted during 1995                       178,000        $17.13 to $22.13
Additions due to acquistions               64,691        $ 4.94 to $ 7.16
Exercised during 1995                     (42,073)       $ 4.94 to $15.82
Expired or cancelled during 1995           (1,150)            $14.88
                                          -------        ----------------
Outstanding, December 31, 1995            677,220        $ 4.94 to $22.13
                                          -------        ----------------

Exercisable, December 31, 1995            424,852        $ 4.94 to $17.45
                                          -------        ----------------

(15) STOCK DIVIDEND
     On December 1, 1993, the Company issued 2,050,214 new shares of common stock (1,025,107 shares prior to adjusting for the 2-for-1 stock split, see
Note 2) to effect the payment of a 15% stock dividend. Shareholders who were entitled to fractional shares were paid cash equal to the market value of the fraction on the record date which amounted to $76,000. Information relating to earnings per share has been retroactively adjusted to reflect this 15% stock dividend.


(16) PER SHARE AND DIVIDEND DATA
     Net income per share is based on the weighted average number of shares of the Company's common stock and common stock equivalents outstanding. Net income per share for all periods presented has been retroactively adjusted to the reflect the acquisitions as discussed in Note 3. Common stock and common stock equivalents have also been adjusted for all periods presented for the 15% stock dividend and the two-for-one stock split effected in the form of a 100% stock dividend (see Notes 2 and 15). The computation of earnings per share is based on this adjusted weighted average number of common shares outstanding and the assumed exercise of all outstanding stock options using the treasury stock method (21,015,406 in 1995, 20,373,414 in 1994 and 19,858,018 in 1993).
     Wes-Tenn had outstanding warrants to purchase shares of its common stock all of which were exercised prior to its merger with the Company as discussed in
Note 3.
     Dividends to shareholders can be paid only from dividends paid to the Company by its subsidiary banks which are subject to approval by the applicable state regulatory authorities.

(17) RELATED PARTY TRANSACTIONS
     The Company has made, and expects in the future to continue to make in the ordinary course of business, loans to directors and executive officers of the Company and their affiliates. In management's opinion, these transactions with directors and executive officers were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present any other unfavorable features.
     An analysis of such outstanding loans is as follows:

                                                               AMOUNT
                                                               ------
                                                           (In thousands)
     Loans outstanding December 31, 1994                     $ 16,916
     New loans                                                 14,488
     Repayments                                               (13,543)
     Changes in directors and executive officers                 (586)
                                                             --------
     Loans outstanding December 31, 1995                     $ 17,275
                                                             ========

(18) CAPITALIZED MORTGAGE SERVICING RIGHTS
     In May 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was issued which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The Company elected in the fourth quarter to adopt this statement as of January 1, 1995. The effect of implementing SFAS No. 122 was not material to the consolidated financial statements.
     The primary difference between SFAS No. 122 and SFAS No. 65, as they relate to the Company, is the accounting treatment for in-house originated mortgage servicing rights (OMSRs). Substantially all of the Company's originations are in-house, whereby the underlying loans are funded and closed by the Company. SFAS No. 122, among other provisions, requires the recognitions of OMSRs, as well as purchased mortgage servicing rights (PMSRs), as assets by allocating the total cost incurred between the loan and the servicing rights based on their relative fair values. Under SFAS No. 65, the cost of OMSRs was included with the cost of the related loans and written off against income when the loans were sold. PMSRs were previously recorded as assets under SFAS No. 65.
     Also under the new Statement, all capitalized mortgage servicing rights are evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. In measuring impairment, the carrying amount must be stratified based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum. Under SFAS No. 65, the impairment evaluation could be made using either discounted or undiscounted cash flows with no required level of disaggregation specified. Any impairment was recorded directly against the asset. SFAS No. 122 does not change the provisions of SFAS No. 65 related to the recognition and amortization of excess servicing rights.
     The following is a summary of capitalized mortgage servicing rights, net of accumulated amortization, and a valuation allowance for impairment:

                                                    (in thousands)
December 31, 1994                                        $3,608
Mortgage servicing rights capitalized                     2,100
Amortization expense                                       (657)
                                                         ------
December 31, 1995                                         5,051
Valuation allowance                                        (401)
                                                         ------
Fair value at December 31, 1995                          $4,650
                                                         ======


     The value of pre-SFAS No. 122 PMSRs is established using a discounted cash flow analysis. These PMSRs are being amortized using an accelerated method over the estimated life of the net servicing income. The value of post-SFAS No. 122 PMSRs and OMSRs is established by allocating the total costs incurred between the loan and the servicing rights based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses a valuation model that calculates the present value of future cash flows. The significant assumptions utilized by the valuation model are prepayment assumptions based upon dealer consensus and discount rates based upon market indices at the date of determination. Post-SFAS No. 122 implementation

PMSRs and OMSRs are being amortized in proportion to and over the period of the estimated net servicing income. A quarterly value impairment analysis is performed using a discounted methodology that is disaggregated by predominant risk characteristics. The Company has determined those risk characteristics to include: note rate and term and loan type based on 1) loan guarantee (i.e. conventional or government) and 2) interest characteristic (i.e. fixed-rate or adjustable-rate).

(19)  COMMITMENTS AND CONTINGENT LIABILITIES
LEASES
     Rent expense was approximately $1,658,000 for 1995, $1,717,000 for 1994 and $1,623,000 for 1993. Future minimum lease payments for all non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1995:

                                                     AMOUNT
                                                     ------
                                                 (In thousands)
       1996                                          $1,300
       1997                                           1,113
       1998                                             918
       1999                                             772
       2000                                             483
       Thereafter                                     1,001
                                                     ------
          Total future minimum lease payments        $5,587
                                                     ======

MORTGAGE LOANS SERVICED FOR OTHERS
     The Company services mortgage loans for others which are not included in the accompanying financial statements. Included in the $876 million of loans serviced for investors is approximately $299.5 million of primary recourse servicing where the Company is responsible for any losses incurred in the event of nonperformance by the mortgagor. The Company's exposure to credit loss in the event of such nonperformance is the unpaid principal balance at the time of default. This exposure is limited by the underlying collateral which consists of single family residences and either federal or private mortgage insurance.

FORWARD CONTRACTS
     Forward contracts are agreements to purchase or sell securities at a future specific date at a specific price or yield. Risks arise from the possibility that counterparties may be unable to meet the term of their contracts and from movements in securities values and interest rates. At December 31, 1995, the Company had obligations under forward contracts consisting of commitments to sell mortgage loans originated or purchased by the Company into the secondary market at a future date. These obligations are entered into by the Company in order to establish the interest rate at which it can offer mortgage loans to its customers. Changes in the values of mortgage loans held for sale by the Company for delivery into the secondary market are recorded at the lower of cost or market. As of December 31, 1995, the contractual or notional amount of these forward contracts was approximately $34,988,000. The Company's exposure under these commitments to sell mortgage loans in the future is not material.

LENDING COMMITMENTS
     In the normal course of business, there are outstanding various commitments and other arrangements for credit which are not reflected in the consolidated balance sheets. As of December 31, 1995, these included approximately $26,993,000 for letters of credit, and approximately $453,069,000 for interim mortgage financing, construction credit, credit card and revolving and line of credit arrangements. No significant credit losses are expected from these commitments and arrangements.

REGULATORY MATTERS
     Under the FDIC's current risk-based premium policy, deposit insurance rates for 1996 for the Company's deposits in the Bank Insurance Fund (BIF) have been assessed at zero. However, the Company's thrift subsidiary's deposits and certain other of the Company's deposits which were acquired from thrifts over the years remain in the Savings Association Insurance Fund (SAIF) and will continue to be assessed for 1996 at the rate of $0.23 per $100 of insured deposits, the same rate as 1995. Also, Congress is currently considering a special one-time assessment on SAIF insured deposits and if enacted, this assessment could result in a one-time pre-tax charge of up to $2.7 million.

LITIGATION
     Various legal claims have arisen in the normal course of business, including claims against entities to which the Company is successor as a result of business combinations. In the opinion of management and legal counsel, the ultimate resolution of these claims will have no material effect on the Company's consolidated financial position.

RESTRICTED CASH BALANCE
     Aggregate reserves (in the form of deposits with the Federal Reserve Bank) of $35,036,000 were maintained to satisfy Federal regulatory requirements at December 31, 1995.

(20) CONDENSED FINANCIAL STATEMENT INFORMATION OF BANCORPSOUTH, INC.
     (PARENT COMPANY ONLY)
     The following condensed unaudited financial information reflects the accounts and transactions of BancorpSouth, Inc. (parent company only) for the dates indicated:

CONDENSED BALANCE SHEETS                                                       DECEMBER 31
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                             (In thousands)
Assets
Cash on deposit with subsidiary banks                                    $  5,718     $  2,455
Securities                                                                  1,233        1,255
Investment in subsidiaries                                                305,331      270,155
Other assets                                                                1,375        8,008
                                                                         --------     --------
  Total assets                                                           $313,657     $281,873
                                                                         ========     ========

Liabilities and shareholders' equity
Long-term debt                                                           $ 24,508     $ 24,508
Other liabilities                                                           1,054        4,513
                                                                         --------     --------
  Total liabilities                                                        25,562       29,021
Shareholders' equity                                                      288,095      252,852
                                                                         --------     --------
  Total liabilities and shareholders' equity                             $313,657     $281,873
                                                                         ========     ========

                                                                YEARS ENDED DECEMBER 31
                                                              ---------------------------
CONDENSED STATEMENTS OF INCOME                                  1995      1994      1993
                                                              -------   -------   -------
                                                                    (In thousands)
Dividends from subsidiaries                                   $14,665   $12,279   $12,329
Management fees from subsidiaries                                 603     1,282     1,180
Other operating income                                             60        60        57
                                                              -------   -------   -------
  Total income                                                 15,328    13,621    13,566

Operating expenses                                              3,243     3,128     4,629
                                                              -------   -------   -------
Income before equity in undistributed earnings
  of subsidiaries                                              12,085    10,493     8,937
Equity in undistributed earnings of subsidiaries               23,419    20,235    23,998
                                                              -------   -------   -------
  Net income                                                  $35,504   $30,728   $32,935
                                                              =======   =======   =======

                                                                YEARS ENDED DECEMBER 31
                                                              ---------------------------
CONDENSED STATEMENTS OF CASH FLOWS                              1995      1994      1993
                                                              -------   -------   -------
                                                                    (In thousands)
Operating Activities:
 Net income                                                   $35,504   $30,728   $32,935
 Adjustments to reconcile net income
  to net cash provided by operating activities                (22,592)  (25,589)  (20,985)
                                                              -------   -------   -------
Net cash provided by operating activities                      12,912     5,139    11,950
Net cash provided by (used in)  investing activities              -         900    (1,037)
Net cash used in financing activities                          (9,649)   (6,844)  (11,962)
                                                              -------   -------   -------
Increase (decrease) in cash and cash equivalents                3,263      (805)   (1,049)
Cash and cash equivalents at beginning of year                  2,455     3,260     4,309
                                                              -------   -------   -------
Cash and cash equivalents at end of year                      $ 5,718   $ 2,455   $ 3,260
                                                              =======   =======   =======

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
BancorpSouth, Inc.:

     We have audited the consolidated balance sheets of BancorpSouth, Inc., and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancorpSouth, Inc., and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1, the Company changed its method of accounting for securities to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994. As discussed in Notes 1 and 11, the Company changed its method of accounting for income taxes to adopt the provisions of SFAS No. 109, "Accounting for Income Taxes" in 1993.


KPMG Peat Marwick LLP


Memphis, Tennessee
January 26, 1996