Form 10-K, Exhibit 13
period 1995-12-31
BANCORPSOUTH INC
filed 1996-04-01
CIK 701853

                                EXHIBIT 13 (c)


                         Summary of Quarterly Results

SUMMARY OF QUARTERLY RESULTS
(In thousands, except per share amounts - unaudited)

                                                                        QUARTER ENDED
                                                        -------------------------------------------
                                                         MAR 31      JUN 30      SEP 30      DEC 31
                                                        -------     -------     -------     -------
1995:
Interest revenue                                        $58,601     $62,525     $64,974     $66,327
Net interest revenue                                     33,022      33,805      35,077      36,066
Provision for credit losses                               1,297       1,241       2,058       1,610
Income before income taxes                               11,648      12,909      13,740      12,957
Net income                                                7,905       8,869       9,544       9,186
Earnings per share                                         0.35        0.46        0.45        0.43
Dividends per share                                        0.15        0.15        0.15        0.17
1994:
Interest revenue                                        $48,000     $50,419     $53,261     $56,215
Net interest revenue                                     28,636      29,677      31,471      33,082
Provision for credit losses                               1,114       1,479       1,822       1,531
Income before income taxes                                9,398       9,663      11,926      12,573
Net income                                                6,789       7,070       8,003       8,866
Earnings per share                                         0.33        0.35        0.39        0.44
Dividends per share                                       0.135       0.135       0.135        0.15
1993:
Interest revenue                                        $48,054     $48,883     $48,221     $48,711
Net interest revenue                                     28,379      29,188      28,628      28,959
Provision for credit losses                               2,206       2,244       2,551       2,031
Income before income taxes and accounting change          9,018      10,326      10,738       9,640
Net income before accounting change                       6,725       7,652       8,006       7,123
Net income                                               10,154       7,652       8,006       7,123
Earnings per share before accounting change                0.34        0.38        0.40        0.35
Dividends per share                                       0.135       0.135       0.135       0.135