Form 10-K, Exhibit 13
period 1995-12-31
BANCORPSOUTH INC
filed 1996-04-01
CIK 701853

                                 EXHIBIT 13 (d)


                         Selected Financial Information

SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share amounts)

                                                                                YEARS ENDED DECEMBER 31
                                                    -------------------------------------------------------------------------------
                                                       1995            1994             1993             1992               1991
                                                    ----------      ----------       ----------       ----------         ----------
Earnings Summary:
Interest revenue                                    $  252,427      $  207,895       $  193,869       $  202,920         $  220,319
Interest expense                                       114,457          85,029           78,715           92,143            121,386
                                                    ----------      ----------       ----------       ----------         ----------
Net interest revenue                                   137,970         122,866          115,154          110,777             98,933
Provision for credit losses                              6,206           5,946            9,032           12,843              9,446
                                                    ----------      ----------       ----------       ----------         ----------
Net interest revenue, after provision
  for credit losses                                    131,764         116,920          106,122           97,934             89,487
Other revenue                                           31,240          26,012           26,776           23,767             22,407
Other expense                                          111,750          99,372           93,176           89,348             83,496
                                                    ----------      ----------       ----------       ----------         ----------
Income before income taxes and
  effect of accounting change                           51,254          43,560           39,722           32,353             28,398
Applicable income taxes                                 15,750          12,832           10,216            9,194              6,654
                                                    ----------      ----------       ----------       ----------         ----------
Income before effect of accounting change
  and extraordinary item                                35,504          30,728           29,506           23,159             21,744
Extraordinary loss on early extinguishment of
  debt, net of taxes                                       -               -                -               (285)               -
Cummulative effect of change in
  accounting for income taxes                              -               -              3,429              -                  -
                                                    ----------      ----------       ----------       ----------         ----------
Net income                                          $   35,504      $   30,728       $   32,935       $   22,874            $21,744
                                                    ==========      ==========       ==========       ==========         ==========

Per Share Data:
Earnings before accounting change
    & extraordinary item                            $     1.69      $     1.51       $     1.49       $     1.33              $1.29
Cash dividends                                            0.62           0.555             0.54             0.51               0.47
Book value                                               13.72           12.44            11.82            10.56               9.50
Balance Sheet - Averages:
Total assets                                        $3,151,297      $2,884,539       $2,659,785       $2,503,499         $2,379,517
Held-to-maturity securities                            516,919         427,759          509,996          583,459            549,533
Available-for-sale securities                          183,396         266,370          141,496              -                  -
Loans, net of unearned discount                      2,146,967       1,881,922        1,675,048        1,550,745          1,451,562
Total deposits                                       2,732,450       2,513,493        2,342,137        2,210,934          2,092,052
Total shareholders' equity                             268,395         240,929          218,504          185,925            165,321
Selected Ratios:
Return on average assets                                  1.13%           1.07%            1.24%            0.91%              0.91%
Return on average shareholders' equity                   13.23%          12.75%           15.07%           12.30%             13.15%