Form 10-K, Exhibit 13
period 1996-12-31
BANCORPSOUTH INC
filed 1997-03-31
CIK 701853

                                  EXHIBIT 13(a)


                Managements' Discussion and Analysis of Financial
                       Condition and Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        BancorpSouth, Inc. (the Company) is a bank holding company with commercial banking operations in Mississippi and Tennessee. Bank of Mississippi
(BOM), the Company's Mississippi banking subsidiary is headquartered in Tupelo, Mississippi. Volunteer Bank (VOL), the Company's Tennessee banking subsidiary is headquartered in Jackson, Tennessee. BOM and its consumer finance and credit life insurance subsidiaries provide commercial banking, leasing, mortgage origination and servicing and trust services to corporate customers, local governments, individuals and other financial institutions through an extensive network of branches and offices located throughout the State of Mississippi. VOL and its consumer finance and credit life insurance subsidiaries provide similar banking services in West Tennessee.
        The following discussion provides certain information concerning the consolidated financial condition and results of operations of the Company. For a complete understanding of the following discussion, reference is made to the Consolidated Financial Statements and Notes thereto presented elsewhere in this Annual Report.

THREE YEARS ENDED DECEMBER 31, 1996
RESULTS OF OPERATIONS
Summary
        The table below summarizes the Company's net income and returns on average assets and average shareholders' equity for the years ended December 31, 1996, 1995 and 1994:

                                              1996          1995          1994
                                              ----          ----          ----
                                        (In thousands, except per share amounts)

Net income                               $   42,883    $   35,504    $   30,728

Net income per share:                    $     2.02    $     1.69    $     1.51
Return on average assets                       1.24%         1.13%         1.07%
Return on average shareholders' equity        14.31%        13.23%        12.75%

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

        The following table presents the average components of interest earning assets and interest bearing liabilities for each year and their change, expressed as a percentage, from each of the prior years:

                                             1996                  1995                  1994
                                     -------------------   -------------------   --------------------
                                       AVERAGE      %         AVERAGE      %       AVERAGE       %
                                       BALANCE    CHANGE      BALANCE   CHANGE     BALANCE     CHANGE
                                       -------    ------      -------   ------     -------     ------
Interest earning assets:                                (DOLLARS IN THOUSANDS)
Deposits with other banks            $   12,313   -38.3%   $   19,970   +79.7%   $   11,112   -24.9%
Held-to-maturity securities             480,191    -7.1%      516,919   +20.8%      427,759   -16.1%
Available-for-sale securities           231,040   +26.0%      183,396   -31.1%      266,370   +88.3%
Federal funds sold                       60,868   +54.3%       39,451    -9.2%       43,437   -11.0%
Loans and leases, net of unearned     2,410,746   +12.3%    2,146,967   +14.1%    1,881,922   +12.4%
Mortgages held for sale                  27,729   +33.3%       20,805   -38.1%       33,620   -38.7%
                                     ----------   -----    ----------   -----    ----------   -----
Total interest earning assets        $3,222,887   +10.1%   $2,927,508    +9.9%   $2,664,220    +9.0%
                                     ==========   =====    ==========   =====    ==========   =====

Interest bearing liabilities:
Deposits                             $2,598,941    +9.6%   $2,371,330   +10.3%   $2,149,042    +6.7%
Federal funds purchased and
  securities sold under
  repurchase agreements                  40,880    +0.1%       40,845   +11.3%       36,686    +4.3%
Long-term debt                           80,619   +17.8%       68,452   +17.6%       58,191   +67.6%
Other                                     3,359   -28.6%        4,706   +29.7%        3,627   +11.1%
                                     ----------   -----    ----------   -----    ----------   -----
Total interest bearing liabilities   $2,723,799    +9.6%   $2,485,333   +10.6%   $2,247,546    +7.7%
                                     ==========   =====    ==========   =====    ==========   =====

Non-interest bearing deposits        $  383,897    +6.3%   $  361,120    -0.9%   $  364,451   +11.3%
                                     ==========   =====    ==========   =====    ==========   =====

        In 1996 loans and leases continued as the most significant growth components of interest earning assets. Loans and leases grew at faster rates than interest bearing deposits in 1996, 1995 and 1994; however, the Company's other funding sources, non-interest bearing deposits, federal funds purchased and Federal Home Loan Bank advances, were adequate to fund its asset growth.
        The changes in the components of interest earning assets, interest bearing liabilities, and non-interest bearing deposits resulted in the following tax equivalent net interest revenue expressed as a percent of average earning assets for the years ended December 31, 1996, 1995 and 1994:


                                            1996                  1995                  1994
                                            ----                  ----                  ----
Net interest margin                         4.81%                 4.86%                 4.76%


        The Company experienced a decrease in net interest margin in 1996 as interest rates stabilized. As short-term interest rates began to rise in 1995, the net interest margin stabilized and then increased. The Company began in 1994 to utilize short-term, intermediate-term and long-term borrowings from the Federal Home Loan Bank for the purpose of funding asset growth. The Company has sought to lengthen the maturity of deposits by actively seeking four and five-year certificates of deposit with interest rates slightly above the relative market for such funds, thereby reducing the net interest margin in all three years presented.

INTEREST RATE SENSITIVITY
        The interest sensitivity gap is the difference between the maturity or repricing scheduling of interest sensitive assets and interest sensitive liabilities for a given period of time. A prime objective of asset/liability management is to maximize net interest margin while maintaining a reasonable mix of interest sensitive assets and liabilities. The following table sets forth the Company's interest rate sensitivity at December 31, 1996:

                                                                   INTEREST RATE SENSITIVITY
                                                                       DECEMBER 31, 1996
                                                                     MATURING OR REPRICING
                                                 --------------------------------------------------------------
                                                                     91 DAYS          OVER 1
                                                   0 TO 90              TO            YEAR TO           OVER
                                                     DAYS             1 YEAR          5 YEARS          5 YEARS
                                                 ----------          ---------        --------        --------
                                                                        (IN THOUSANDS)
Interest earning assets:
Interest bearing deposits due from banks         $   18,715         $       -        $       -        $      -
Federal funds sold                                   70,300                 -                -               -
Held-to-maturity securities                          31,054           122,594          303,517          72,901
Available-for-sale securities                        46,651            57,081           99,427          27,580
Loans & leases, net of unearned                     823,938           338,850        1,201,638         104,908
Mortgages held for sale                              25,728                 -                -               -
                                                 ----------         ---------         --------        --------
  Total interest earning assets                   1,016,386           518,525        1,604,582         205,389
                                                 ----------         ---------        ---------        --------
Interest bearing liabilities:
Interest bearing demand deposits & savings          440,575           215,968          476,708               -
Time deposits                                       393,463           588,461          592,260           3,473
Federal funds purchased & securities
  sold under repurchase agreements                   32,753               883                -               -
Long-term debt                                          812             7,726           31,648          15,592
Other                                                   947                44              300             371
                                                 ----------         ---------        ---------        --------
  Total interest bearing liabilities                868,550           813,082        1,100,916          19,436
                                                 ----------         ---------        ---------        --------
Interest sensitivity gap                         $  147,836         ($294,557)       $ 503,666        $185,953
                                                 ==========         =========        =========        ========
Cumulative interest sensitivity gap              $  147,836         ($146,721)       $ 356,945        $542,898
                                                 ==========         =========        =========        ========


        In the event interest rates decline after 1996, it is likely that the Company will experience a slightly positive effect on net interest income in the following one year period, as the cost of funds will decrease at a more rapid rate than interest income on interest bearing assets. Conversely, in periods of increasing interest rates, based on the current interest sensitivity gap, the Company will experience decreased net interest income.

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

        The provision for credit losses, the allowance for credit losses as a percent of loans and leases outstanding at the end of each year and net charge offs are shown in the following table:


                                                         1996          1995        1994
                                                         ----          ----        ----
                                                            (DOLLARS IN THOUSANDS)
Provision for credit losses                          $   8,804    $   6,206    $   5,946
Allowance for credit losses as
  a percent of loans and leases
  outstanding at year end                                 1.51%        1.51%        1.52%
Net charge offs                                      $   6,168    $   3,147    $   2,584
Net charge offs as a percent
  of average loans                                         .26%         .15%         .14%


        The 1996 provision for credit losses increased from 1995's level by 41.9% as a result of the growth in loans and an increase in loan losses, primarily in consumer based loans. The 1995 provision for credit losses increased 4.4% from 1994's level as a result of the growth in the loan portfolio. The provision for credit losses for 1994 was 34.2% less than the provision for the previous year principally as a result of an improvement in general economic conditions as evidenced by the lowest level of net loans charged off in recent history.

OTHER REVENUE
        The components of other revenue for the years ended December 31, 1996, 1995 and 1994 and the percentage change from the prior year are shown in the following table:

                                         1996                        1995                        1994
                                  -------------------         -------------------        ------------------
                                  AMOUNT     % CHANGE         AMOUNT    % CHANGE         AMOUNT   % CHANGE
                                  ------     --------         -------   ---------        -------   --------
                                                             (DOLLARS IN THOUSANDS)
Mortgage lending                 $  8,460    +127.2%         $  3,723     +333.9%        $    858    -72.1%
Service charges                    17,828     +11.7%           15,965      +10.6%          14,439     +9.4%
Life insurance premiums             4,337     +29.7%            3,345       +1.4%           3,300     +7.9%
Trust income                        2,606     +16.5%            2,237      +19.4%           1,873     +5.5%
Securities gains (losses), net        262    +134.2%             (765)    -161.1%            (293)  -140.1%
Other revenue                       7,252      +7.7%            6,735      +15.4%           5,835    +18.2%
                                 --------                    --------                    --------

Total other revenue              $ 40,745     +30.4%         $ 31,240      +20.1%        $ 26,012     -2.9%
                                 ========                    ========                    ========


        Mortgage lending revenue in 1996 represents $4,235,000 gain on sale of mortgage loans and $4,225,000 from servicing mortgage loans. The revenue produced by mortgage lending activities increased in 1996 primarily as a result of declining interest rates and growth in servicing income. In 1995, mortgage lending revenue rebounded from 1994's level as a result of stable interest rates and growth in servicing income. In 1994, mortgage lending was impacted by losses incurred on the sale of mortgages in an unfavorable secondary market. The Company's mortgage loan servicing portfolio has continued to increase as indicated in the following table:

                                                   1996                        1995                        1994
                                            -------------------          ------------------          -----------------
                                            AMOUNT     % CHANGE          AMOUNT    % CHANGE          AMOUNT   % CHANGE
                                            ------     --------          ------    --------          ------   --------
                                                                       (DOLLARS IN MILLIONS)
Mortgage loans serviced at year-end        $1,033.9     +18.0%          $ 876.0       +8.0%         $ 811.3     +11.4%

        Service charges on deposit accounts increased in 1996 and 1995 because of higher volumes of items processed as a result of increased economic activity. Trust income increased 16.5% in 1996, 19.4% in 1995 and 5.5% in 1994. The trust business experienced steady growth as evidenced by increases in the number of trust accounts and the value of assets under care (either managed or in custody). Other revenue increased 7.7% and 15.4% in 1996 and 1995, respectively, principally as a result of increases in fees for non-deposit related services.

OTHER EXPENSE
        The components of other expense for the years ended December 31, 1996, 1995 and 1994 and the percentage change from the prior year are shown in the following table:

                                         1996                        1995                        1994
                                  -------------------         ------------------          -----------------
                                  AMOUNT     % CHANGE         AMOUNT    % CHANGE          AMOUNT   % CHANGE
                                  ------     --------         ------    --------          ------   --------
                                                             (DOLLARS IN THOUSANDS)

Salary and employee benefits     $ 57,806      +5.6%         $ 54,739     +13.1%          $ 48,413    +5.3%
Occupancy net of rental income      8,331      +3.9%            8,022      +5.3%             7,616    +0.9%
Equipment                           9,752     +10.1%            8,860     +18.7%             7,463   +15.6%
Deposit insurance premiums          2,601     -23.8%            3,412     -39.3%             5,621    +9.4%
Other                              39,982      +8.9%           36,717     +21.3%            30,259    +7.8%
                                 --------                    --------                     --------
Total other expense              $118,472      +6.0%         $111,750     +12.5%          $ 99,372    +6.6%
                                 ========                    ========                     ========


        Increases in salary and employee benefits are primarily attributable to incentives and salary increases, additional employees to staff the banking locations added in each of the three years and the increased cost of employee health care benefits. Occupancy and equipment expenses have increased principally as a result of additional branch offices and upgrades to the Company's internal operating systems.
         Deposit insurance premiums decreased substantially in 1996 and 1995 as a result of lower rates in the insurance assessment rate of the Federal Deposit Insurance Corporation (FDIC) which were based upon the risk assessment classification assigned to it by the FDIC. Deposit insurance rates for 1996 for the Company's deposits in the Bank Insurance Fund (BIF) were assessed at zero. Certain other of the Company's deposits, which were acquired from thrifts, remained in the Savings Association Insurance Fund (SAIF) and continued to experience assessments for 1996 at the rate of 23 cents per $100 of insured deposits, the same rate experienced in all three years. In 1996, a one-time assessment on SAIF insured deposits was imposed which resulted in a pre-tax payment of $1.9 million and reduced 1996 after-tax net income per share $0.05.
        Other expenses increased 8.9% in 1996 as a result of expanded telecommunications, systems enhancements, and credit card interchange fees, all of which related to providing higher levels of convenient consumer oriented banking services. Additionally, approximately $500,000 of unamortized expense relating to the issuance of the Company's 9% Subordinated Capital Debentures was charged against 1996 earnings as a result of the early extinguishment of the debt issue in December 1996.
        Other expenses increased 21.3% in 1995 principally as a result of merger expenses related to the Company's acquisitions. The expansion of the Company's branch banking network also contributed to increases in all years presented.

FINANCIAL CONDITION

LOANS
        The Company's loan portfolio represents the largest single component of its earning asset base. The following table indicates the average loans, year end balances of the loan portfolio and the percentage increases for the years presented:

                                              1996                      1995                        1994
                                      --------------------      --------------------         ------------------
                                       AMOUNT     % CHANGE       AMOUNT     % CHANGE         AMOUNT    % CHANGE
                                      --------    --------      --------    --------         ------    --------
                                                                 (DOLLARS IN MILLIONS)
Loans, net of unearned - average      $  2,411     +12.3%       $  2,147      +14.1%         $  1,882    +12.4%

Loans, net of unearned - year end     $  2,469      +7.6%       $  2,295      +13.3%         $  2,026    +13.4%


        The Company's loan portfolio continues to grow. The Company strives to maintain a high-quality loan portfolio, forsaking growth for quality. The Company's non-performing assets, which were less than 0.5% of net loans for all years presented and which are carried either in the loan account or other assets on the consolidated balance sheets, were as follows at the end of each year presented:

                                                           1996            1995           1994
                                                           ----            ----           ----
                                                                      (IN THOUSANDS)
Foreclosed properties                                    $ 1,835          $2,662         $1,757
Non-accrual loans                                          3,940           1,592          3,029
Loans 90 days or more past due                             4,811           5,148          3,614
Restructured loans                                            77               7          1,448
                                                         -------          ------         ------
Total non-performing assets                              $10,663          $9,409         $9,848
                                                         =======          ======         ======


        The Company has not, as a matter of policy, participated in any highly leveraged transactions nor made any loans or investments relating to corporate transactions such as leveraged buyouts or leveraged recapitalizations. At December 31, 1996 and 1995, the Company did not have any concentration of loans in excess of 10% of loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.
        Included in non-performing assets above were loans the Company considered impaired totaling $4,164,000, $1,774,000 and $3,029,000 in 1996, 1995 and 1994, respectively.

SECURITIES AND OTHER EARNING ASSETS
        The securities portfolio is used to make various term investments, provide a source of liquidity and to serve as collateral to secure certain types of deposits. A portion of the Company's securities portfolio continues to be tax-exempt. Investments in tax-exempt securities totaled $157.0 million at December 31, 1996, compared to $134.7 million at the end of 1995. The Company invests only in investment grade securities, with the exception of obligations of Mississippi and Tennessee counties and municipalities, and avoids other high yield non-rated securities and investments.
        At December 31, 1996, the Company's available-for-sale securities totaled $230.7 million. These securities, which are subject to possible sale, are recorded at fair value. At December 31, 1996, the Company held no securities whose decline in fair value was considered other than temporary.
        Net unrealized gains on investment securites as of December 31, 1996 totaled $10.7 million. Net unrealized gains on held-to-maturity securities comprised $7.0 million of that total while net unrealized gains on available-for-sale securities were $3.7 million.
        Net unrealized gains on investment securities as of December 31, 1995, amounted to $12.6 million. Of that total, $8.8 million was attributable to held-to-maturity securities and $3.8 million available-for-sale securities.

These unrealized gains were a direct result of relatively stable intermediate term interest rates during 1996 and 1995. Because the average maturity of securities owned is relatively short, market value fluctuations due to interest rate changes are softened and the impact of foregone earnings is reduced.

DEPOSITS
        The following table presents the Company's average deposit mix and percentage change for the years indicated:

                                         1996                        1995                        1994
                                  -------------------          ------------------          -----------------
                                  AVERAGE
                                  BALANCE    % CHANGE          AMOUNT    % CHANGE          AMOUNT   % CHANGE
                                  -------    --------          ------    --------          ------   --------
                                                             (DOLLARS IN MILLIONS)
Interest bearing deposits        $2,598.9      +9.6%           $2,371.3    +10.3%          $2,149.0   +6.7%

Non-interest bearing deposits    $  383.9      +6.3%           $  361.1     -0.9%          $  364.5  +11.3%


        The Company's deposit mix continued to experience change in 1996. By year end 1996, other time deposits showed an increase of 7.2% from the end of 1995, while interest bearing demand deposits increased by 9.0% and other short-term savings accounts increased 22.5%. Non-interest bearing demand deposits increased 14.5% from year end 1995 to year end 1996. Management is of the opinion that the low interest rates paid on deposit accounts in 1996 and 1995 caused depositors to reduce the period over which they were willing to commit their funds and shifted their deposits from longer term, fixed rate instruments to daily savings and demand accounts, or even to seek alternative non-bank investments. While that trend continued into 1996, the Company has countered with a strategy of paying slightly above market rates for intermediate term deposits. Deposits are the Company's primary source of funds to support its earning assets. The Company's primary market areas provide the sources of substantially all deposits for all periods presented.

LIQUIDITY
        The Company's goal is to provide adequate funds to meet changes in loan demand or any potential increase in the normal level of deposit withdrawals. This goal is accomplished primarily by maintaining sufficient short-term liquid assets coupled with consistent growth in core deposits in order to fund earning assets and to maintain the availability of unused capacity to acquire funds in national and local capital markets. The Company's traditional sources of maturing loans, investment securities, mortgages held for sale, purchased federal funds and base of core deposits seem adequate to meet liquidity needs for normal operations. In 1994, the Company's two subsidiary banks initiated relationships with the Federal Home Loan Bank which provided an additional source of liquidity to fund term loans with borrowings of matched maturities. The matching of these assets and liabilities has had the effect of reducing the Company's net interest margin.
        On October 23, 1996 the Company announced that it would call for redemption all of its outstanding 9% Subordinated Capital Debentures due in 1999. On December 30, 1996 the Company extinguished the debt by irrevocably depositing with the trustee $24,508,000 in cash plus accrued and unpaid interest from November 1, 1996 to redeem the debentures on January 15, 1997.

CAPITAL RESOURCES
        The Company is required to comply with the risk-based capital guidelines established by the Board of Governors of the Federal Reserve System (FRB). These guidelines apply a variety of weighting factors which vary according to the level of risk associated with the assets. Capital is measured in two "Tiers":
Tier I consists of paid-up share capital, including common stock and disclosed reserves (retained earnings and related surplus in the case of common stock), and Tier II consists of general allowance for losses on loans and leases, "hybrid" debt capital instruments, and all or a portion of other subordinated capital debt, depending upon remaining term to maturity. The Company's Tier I capital and total capital, as a percentage of total risk-adjusted assets, was 12.14% and 13.39%, respectively at December 31, 1996, compared to 12.11% and 13.97% at December 31, 1995. Both ratios exceed the required minimum levels for these ratios of 4% and 8%, respectively. In addition, the Company's leverage capital ratio (Tier I capital divided by total assets, less goodwill) was 8.56% at December 31, 1996 and 8.56% at December 31, 1995, compared to the required minimum leverage capital ratio of 3%.

        The FDIC's capital-based supervisory system for insured financial institutions categorizes the capital position for banks into five categories, ranging from well capitalized to critically undercapitalized. For a bank to classify as "well capitalized", the Tier I risk-based capital, total risk-based capital and leverage capital ratios must be at least 6%, 10% and 5%, respectively. Each of the Company's bank subsidiaries meet the criteria for the "well capitalized" category at December 31, 1996.
        The Company has determined to pursue acquisition transactions of depository institutions and businesses closely related to banking which further the Company's business strategies. The Company anticipates that the consideration for substantially all of these transactions, if completed, will be shares of the Company's Common Stock; however, transactions involving cash consideration or other forms of consideration will not be excluded.
         On August 28, 1996 the Company announced that it would purchase up to $2.5 million of its outstanding common stock within the next year. As of December 31, 1996 the Company had purchased 43,566 shares at a cost of $1.2 million. The shares were held as treasury stock except those shares re-issued to satisfy the exercise of options to purchase common stock.