Form 10-K, Exhibit 13
period 1996-12-31
BANCORPSOUTH INC
filed 1997-03-31
CIK 701853

                                  EXHIBIT 13(b)


                   Consolidated Financial Statements and Notes thereto and Report of Independent Auditors

CONSOLIDATED BALANCE SHEETS
BANCORPSOUTH, INC. AND SUBSIDIARIES                                                      DECEMBER 31
                                                                                ----------------------------
                                                                                   1996             1995
                                                                                -----------      -----------
ASSETS                                                                                 (IN THOUSANDS)
Cash and due from banks (Note 18)                                              $    153,148     $    149,923
Interest bearing deposits with other banks                                           18,715           15,892
Held-to-maturity securities (Note 3) (fair value
  of $537,119 and $448,075)                                                         530,066          439,303
Available-for-sale securities (Note 4) (amortized cost
   of $227,044 and $235,909)                                                        230,739          239,755
Federal funds sold                                                                   70,300           35,450
Loans (Notes 5, 6 and 15)                                                         2,554,118        2,371,684
    Less:  Unearned discount                                                         84,784           76,518
           Allowance for credit losses                                               37,272           34,636
                                                                               ------------     ------------
    Net loans                                                                     2,432,062        2,260,530
Mortgages held for sale                                                              25,728           25,168
Premises and equipment, net (Note 7)                                                 90,939           81,240
Accrued interest receivable                                                          31,855           28,992
Other assets (Notes 10 and 16)                                                       33,687           29,906
                                                                               ------------     ------------
    TOTAL ASSETS                                                               $  3,617,239     $  3,306,159
                                                                               ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand:
    Non-interest bearing                                                       $    450,470     $    393,417
    Interest bearing                                                                724,872          665,313
  Savings                                                                           408,380          333,436
  Other time (Note 8)                                                             1,577,657        1,471,446
                                                                               ------------     ------------
    Total deposits                                                                3,161,379        2,863,612
Federal funds purchased and securities sold under
  repurchase agreements (Note 8)                                                     33,636           35,848
Accrued interest payable                                                             14,488           13,695
Other liabilities (Notes 10 and 11)                                                  36,634           31,285
Long-term debt (Note 9)                                                              55,778           73,624
                                                                               ------------     ------------
    TOTAL LIABILITIES                                                             3,301,915        3,018,064
                                                                               ------------     ------------
SHAREHOLDERS' EQUITY (Notes 2, 13, and 14)
  Common stock, $2.50 par value
    Authorized - 500,000,000 shares; Issued - 21,164,265 and
      21,105,664 shares at December 31, 1996 and 1995, respectively                  52,911           52,764
  Capital surplus                                                                    84,616           84,391
  Unrealized gain on available-for-sale securities, net of tax                        2,280            2,480
  Retained earnings                                                                 177,741          149,494
  Treasury stock at cost (150,784 and 108,384 shares
    at December 31, 1996 and 1995, respectively)                                     (2,224)          (1,034)
                                                                               ------------     ------------
    TOTAL SHAREHOLDERS' EQUITY                                                      315,324          288,095
                                                                               ------------     ------------
Commitments and contingent liabilities (Notes 5 and 18)                                --               --
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $  3,617,239     $  3,306,159
                                                                               ============     ============



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
BANCORPSOUTH, INC. AND SUBSIDIARIES                                       YEARS ENDED DECEMBER 31
                                                              --------------------------------------------
                                                                  1996             1995           1994
                                                              ------------     ------------   ------------
INTEREST REVENUE                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Loans receivable                                              $   227,169      $   203,800     $   163,727
Deposits with other banks                                             646              857             660
Federal funds sold                                                  3,289            2,205           1,756
Held-to-maturity securities:
  U.S. Treasury                                                     4,268            3,977           2,063
  U.S. Government agencies and corporations                        19,555           24,175          16,579
  Obligations of states and political subdivisions                  6,954            7,491           7,213
  Other                                                                 2              168             270
Available-for-sale securities                                      14,119            8,321          13,227
Mortgages held for sale                                             1,917            1,433           2,400
                                                              -----------      -----------     -----------
    Total interest revenue                                        277,919          252,427         207,895
                                                              -----------      -----------     -----------
INTEREST EXPENSE
Deposits                                                          118,746          107,165          79,270
Federal funds purchased and securities sold
  under repurchase agreements                                       1,954            2,084           1,338
Other                                                               5,805            5,208           4,421
                                                              -----------      -----------     -----------
    Total interest expense                                        126,505          114,457          85,029
                                                              -----------      -----------     -----------
    Net interest revenue                                          151,414          137,970         122,866
Provision for credit losses (Note 6)                                8,804            6,206           5,946
                                                              -----------      -----------     -----------
    Net interest revenue, after provision for credit losses       142,610          131,764         116,920
                                                              -----------      -----------     -----------
Other Revenue
Mortgage lending                                                    8,460            3,723             858
Service charges                                                    17,828           15,965          14,439
Life insurance premiums                                             4,337            3,345           3,300
Trust income                                                        2,606            2,237           1,873
Securities gains (losses), net                                        262             (765)           (293)
Other                                                               7,252            6,735           5,835
                                                              -----------      -----------     -----------
    Total other revenue                                            40,745           31,240          26,012
                                                              -----------      -----------     -----------
OTHER EXPENSE
Salaries and employee benefits (Notes 11 and 13)                   57,806           54,739          48,413
Occupancy net of rental income                                      8,331            8,022           7,616
Equipment                                                           9,752            8,860           7,463
Deposit insurance premiums                                          2,601            3,412           5,621
Other                                                              39,982           36,717          30,259
                                                              -----------      -----------     -----------
    Total other expense                                           118,472          111,750          99,372
                                                              -----------      -----------     -----------
    Income before income taxes                                     64,883           51,254          43,560
Income tax expense (Note 10)                                       22,000           15,750          12,832
                                                              -----------      -----------     -----------
    Net Income                                                $    42,883      $    35,504     $    30,728
                                                              ===========      ===========     ===========

NET INCOME PER SHARE (Note 14)                                $      2.02      $      1.69     $      1.51
                                                              ===========      ===========     ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
BANCORPSOUTH, INC. AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                      COMMON STOCK                   UNREALIZED
                                                 ----------------------    CAPITAL    GAINS        RETAINED    TREASURY
                                                    SHARES      AMOUNT     SURPLUS   (LOSSES), NET EARNINGS     STOCK       TOTAL
                                                 -----------   --------    --------  ------------- --------    --------   ---------
                                                                                    (DOLLARS IN THOUSANDS)
 BALANCE, DECEMBER 31, 1993                      10,031,190    $ 25,395    $ 77,493       --      $ 132,346    ($2,067)   $ 233,167
 Impact at January 1, 1994 of change in
   accounting principle, net of tax (Note 1)           --          --          --        2,573         --         --          2,573
 Shares issued:
   Employee stock bonus plan (Note 13)               25,000          63         750       --           (813)      --           --
   Conversion of warrants                           119,665         299         908       --           --         --          1,207
   Other shares issued                               25,103          62         341       --           --         --            403
 Recognition of stock compensation                     --          --          --         --            438       --            438
 Purchase of treasury stock                         (37,854)       --          --         --           --         (861)        (861)
 Purchase of stock warrants                            --          --          (484)      --           --         --           (484)
 Change in market valuation of
   available-for-sale securities,  net of tax          --          --          --       (4,275)        --         --         (4,275)
 Net income                                            --          --          --         --         30,728       --         30,728
 Cash dividends declared:
   BancorpSouth, at $.555 per share                    --          --          --         --         (8,754)      --         (8,754)
   Pooled acquistions                                  --          --          --         --         (1,290)      --         (1,290)
                                                -----------    --------    --------    -------    ---------    -------    ---------
 BALANCE, DECEMBER 31, 1994                      10,163,104      25,819      79,008     (1,702)     152,655     (2,928)     252,852
 Shares issued:
   Employee stock bonus plan (Note 13)               15,000          37         476       --           (513)      --           --
   Purchase business acquisitions                   259,285         370       4,530       --           --        1,894        6,794
   Other shares issued                               61,883         154         404       --           --         --            558
 Recognition of stock compensation                     --          --          --         --            436       --            436
 Fractional shares redeemed in poolings                (797)         (1)        (21)      --           --         --            (22)
 Purchase of stock warrants                            --          --            (6)      --           --         --             (6)
 Change in market valuation of
   available-for-sale securities, net of tax           --          --          --        4,182         --         --          4,182
 Net income                                            --          --          --         --         35,504       --         35,504
 Stock split effected in the form
    of a stock dividend (Note 2)                 10,498,805      26,385        --         --        (26,385)      --           --
 Cash dividends declared:
   BancorpSouth, at $.62 per share                     --          --          --         --          (,278)      --        (11,278)
   Pooled acquisitions                                 --          --          --         --           (925)      --           (925)
                                                -----------    --------    --------    -------    ---------    -------    ---------
 BALANCE, DECEMBER 31, 1995                      20,997,280      52,764      84,391      2,480      149,494     (1,034)     288,095
 Shares issued                                       62,151         147         225       --           --           52          424
 Recognition of stock compensation                     --          --          --         --             83       --             83
 Purchase of treasury stock                         (45,950)       --          --         --           --       (1,242)      (1,242)
 Change in market valuation of
   available-for-sale securities, net of tax           --          --          --         (200)        --         --           (200)
 Net income                                            --          --          --         --         42,883       --         42,883
 Cash dividends declared:
   BancorpSouth, at $.70 per share                     --          --          --         --        (14,719)      --        (14,719)
                                                -----------    --------    --------    -------    ---------    -------    ---------
 BALANCE, DECEMBER 31, 1996                      21,013,481    $ 52,911    $ 84,616    $ 2,280    $ 177,741    ($2,224)   $ 315,324
                                                ===========    ========    ========    =======    =========    =======    =========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
BANCORPSOUTH, INC. AND SUBSIDIARIES                                       YEARS ENDED DECEMBER 31
                                                              -----------------------------------------------
                                                                   1996             1995             1994
                                                              -------------    -------------    -------------
OPERATING ACTIVITIES:                                                        (IN THOUSANDS)
Net income                                                    $    42,883      $    35,504     $    30,728
  Adjustment to reconcile net income to net
    cash (used) provided by operating activities:
      Provision for credit losses                                   8,804            6,206           5,946
      Depreciation and amortization                                 9,630            8,448           6,952
      Deferred taxes                                                1,016               74           3,313
      Amortization of intangibles                                   1,232              726             583
      Amortization of debt securities premium
        and discount, net                                             (47)            (663)          1,483
      Security losses (gains), net                                   (262)             765             293
      Net deferred loan origination expense                        (3,138)          (2,624)         (2,087)
      Increase in interest receivable                              (2,863)          (6,042)         (4,699)
      Increase in interest payable                                    793            4,072           2,119
      Proceeds from mortgages sold                                258,255          150,572         266,911
      Origination of mortgages for sale                          (258,815)        (163,415)       (182,192)
      Other, net                                                   (3,760)           4,457             (46)
                                                              -----------      -----------     -----------
        Net cash provided by in operating activities               53,728           38,080         129,304
                                                              -----------      -----------     -----------
INVESTING ACTIVITIES:
  Proceeds from calls and maturities of held-
    to-maturity securities                                        105,464          145,071          72,358
  Proceeds from calls and maturities of available-
    for-sale securities                                           186,863          290,404         498,144
  Proceeds from sales of held-to-maturity securities                  755              931             994
  Proceeds from sales of available-for-sale securities             26,855           11,708          19,070
  Purchases of held-to-maturity securities                       (196,696)        (111,875)       (253,423)
  Purchases of available-for-sale securities                     (203,969)        (261,322)       (423,712)
  Net increase (decrease) in short-term investments               (34,850)         (32,175)         27,676
  Net increase in loans                                          (177,198)        (269,328)       (240,538)
  Purchases of premises and equipment                             (20,877)         (18,695)        (10,050)
  Proceeds from sale of premises and equipment                        791              480             103
  Other, net                                                       (4,775)          (5,268)         (2,914)
                                                              -----------      -----------     -----------
        Net cash used in investing activities                    (317,637)        (250,069)       (312,292)
                                                              -----------      -----------     -----------
FINANCING ACTIVITIES:
  Net increase in deposits                                        297,766          264,943         132,384
  Net increase (decrease) in short-term debt and other
      liabilities                                                   4,702          (28,478)         26,448
  Advances on long-term debt                                       10,300           21,000          43,093
  Repayment of long-term debt                                     (27,846)         (14,792)         (9,432)
  Issuance of common stock                                            217              506             404
  Purchase of treasury stock                                       (1,242)            --              (861)
  Purchase of stock warrants                                         --                 (6)           (484)
  Proceeds from warrant conversion, net                              --               --             1,207
  Payment of cash dividends                                       (13,940)         (10,062)         (7,669)
                                                              -----------      -----------     -----------
        Net cash provided by financing activities                 269,957          233,111         185,090
                                                              -----------      -----------     -----------
INCREASE IN CASH AND CASH EQUIVALENTS                               6,048           21,122           2,102
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    165,815          144,693         142,591
                                                              -----------      -----------     -----------
        CASH AND CASH EQUIVALENTS AT END OF YEAR              $   171,863      $   165,815     $   144,693
                                                              ===========      ===========     ===========



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BANCORPSOUTH, INC. AND SUBSIDIARIES
DECEMBER 31, 1996, 1995  AND 1994

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

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Bank of Mississippi (BOM) and Volunteer Bank (VOL). Prior to December 13, 1996, Laurel Federal Savings and Loan Association (LF) was a wholly-owned subsidiary of the Company. On that date LF was merged with and into BOM. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

CASH FLOW STATEMENTS

         Cash equivalents include cash and amounts due from banks including interest bearing deposits with other banks. The Company paid interest of $125,712,000, $110,385,000 and $82,910,000 and income taxes of $20,277,000,
$15,480,000 and $8,505,000 for the years ended December 31, 1996, 1995 and 1994, respectively. During 1994, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board
(FASB), increasing shareholders' equity by $2,573,000. See Note 3 regarding the reclassification from held-to-maturity securities to available-for-sale securities during 1995 which resulted in increasing shareholders' equity by $390,000. See Note 13 related to the stock bonus plan.

SECURITIES

         Securities are classified as either held-to-maturity, trading or available-for-sale.
         Held-to-maturity securities are debt securities that the Company has the ability and management has the positive intent to hold to maturity. They are reported at amortized cost.
         Trading securities are debt and equity securities that are bought and held principally for the purpose of selling them in the near term. They are reported at fair value, with unrealized gains and losses included in earnings. The Company had no trading securities at December 31, 1996 and 1995.
         Available-for-sale securities are debt and equity securites not classified as either held-to-maturity securities or trading securities. They are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, in a separate component of shareholders'equity until realized.
         Gains and losses on securities are determined on the identified certificate basis. Amortization of premium and accretion of discount are computed using the interest method. Changes in the valuation of securities which are considered other than temporary are recorded as losses in the period recognized.

LOANS

         Loans are recorded at the face amount of the notes reduced by collections of principal. Loans include net unamortized deferred origination costs. Unearned discount on discount-basis consumer loans is recognized as income using a method which approximates the interest method. Interest is recorded monthly as earned on all other loans. Where doubt exists as to the collectibility of the loans, interest income is recorded as payment is received.

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

INCOME TAXES
         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company, with the exception of BOM's credit life insurance subsidiary and VOL's credit life insurance subsidiary, files a consolidated federal income tax return.

RECENT PRONOUNCEMENTS

         SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", issued June 1996 and amended by SFAS No. 127, issued December 1996, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Management believes the adoption of the above-mentioned Statement will not have a material impact on the Company's consolidated financial statement.

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

(3) HELD-TO-MATURITY SECURITIES
         A comparison of amortized cost and estimated fair values of held-to-maturity securities as of December 31, 1996 and 1995 follows:


                                                                                   1996
                                                              ------------------------------------------------
                                                                              GROSS        GROSS     ESTIMATED
                                                               AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                 COST         GAINS        LOSSES      VALUE
                                                              --------      --------     --------    --------
                                                                                (IN THOUSANDS)
U.S. Treasury                                                 $ 91,340      $  1,360     $      3    $ 92,697
U.S. Government agencies and corporations                      292,930         2,440        1,206     294,164
Tax exempt obligations of states and political subdivisions    144,406         5,075          612     148,869
Other                                                            1,390             1            2       1,389
                                                              --------      --------     --------    --------
    Total                                                     $530,066      $  8,876     $  1,823    $537,119
                                                              ========      ========     ========    ========

                                                                                   1995
                                                              ------------------------------------------------
                                                                              GROSS        GROSS     ESTIMATED
                                                               AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                 COST         GAINS        LOSSES      VALUE
                                                              --------      --------     --------    --------
                                                                                (IN THOUSANDS)
U.S. Treasury                                                 $ 33,355      $  1,698     $     10    $ 35,043
U.S. Government agencies and corporations                      293,831         5,603          771     298,663
Tax exempt obligations of states and political subdivisions    111,330         3,297        1,052     113,575
Other                                                              787             7         --           794
                                                              --------      --------     --------    --------
    Total                                                     $439,303      $ 10,605     $  1,833    $448,075
                                                              ========      ========     ========    ========



         Gross gains of $267,000 and gross losses of $89,000 were recognized in 1996, gross gains of $123,000 and gross losses of $389,000 were recognized in 1995 and gross gains of $67,000 and gross losses of $181,000 were recognized in 1994 on held-to-maturity securities. Except for 1996, these gains and losses were the result of held-to-maturity securities being called prior to maturity. Included in the 1996 amounts is a gross gain of $1,000 and a gross loss of $67,000 related to the sale of held-to-maturity securities with amortized cost of $822,000. The decision to sell these securities was based on the deteriorating credit quality of the issuer.
         Held-to-maturity securities with a carrying value of approximately $326,000,000 at December 31, 1996, were pledged to secure public and trust funds on deposit and for other purposes.
         On November 15, 1995, the FASB issued a special report pertaining to the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Concurrent with the issuance of the report but not later than December 31, 1995, the FASB allowed for a reassessment of the appropriateness of the classification of securities held at that time and to account for any resulting reclassification at fair value. Reclassifications from the held-to-maturity category that were a result of this one-time assessment would not call into question the intent of the Company to hold other debt securities until maturity in the future. Based upon this guidance, the Company transferred securities with an amortized cost of $59,069,000 and an estimated fair value of $59,698,000 to the available-for-sale category with a resulting unrealized gain of $629,000.

         The amortized cost and estimated fair value of held-to-maturity securities at December 31, 1996 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                           1996
                                                                                ------------------------------
                                                                                                  ESTIMATED
                                                                                 AMORTIZED           FAIR
                                                                                    COST            VALUE
                                                                                --------------  -------------
                                                                                       (IN THOUSANDS)
Due in one year or less                                                        $    153,646     $    154,202
Due after one year through five years                                               301,530          305,102
Due after five years through ten years                                               61,989           62,861
Due after ten years                                                                  12,901           14,954
                                                                               ------------     ------------
    Total                                                                      $    530,066     $    537,119
                                                                               ============     ============

(4) AVAILABLE-FOR-SALE SECURITIES
         A comparison of amortized cost and estimated fair values of available-for-sale securities as of December 31, 1996 and 1995 follows:

                                                                                   1996
                                                              ------------------------------------------------
                                                                               GROSS       GROSS      ESTIMATED
                                                              AMORTIZED     UNREALIZED    UNREALIZED    FAIR
                                                                 COST         GAINS        LOSSES       VALUE
                                                              ---------     ---------    --------    ---------
                                                                                (IN THOUSANDS)
U.S. Treasury                                                 $ 43,702      $    229     $     67    $ 43,864
U.S. Government agencies and corporations                      129,620           413          518     129,515
Tax exempt obligations of states and political subdivisions     12,375           295          103      12,567
Preferred stock                                                 22,000          --           --        22,000
Other                                                           19,347         3,459           13      22,793
                                                              --------      --------     --------    --------
    Total                                                     $227,044      $  4,396     $    701    $230,739
                                                              ========      ========     ========    ========



                                                                                    1995
                                                              ------------------------------------------------
                                                                              GROSS       GROSS      ESTIMATED
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                COST          GAINS       LOSSES       VALUE
                                                              --------      ---------    ---------   ---------
                                                                                (IN THOUSANDS)
U.S. Treasury                                                 $ 50,626      $    683     $     68    $ 51,241
U.S. Government agencies and corporations                      127,087         1,143          742     127,488
Tax exempt obligations of states and political subdivisions     23,212           444          315      23,341
Preferred stock                                                 19,500          --           --        19,500
Other                                                           15,484         2,756           55      18,185
                                                              --------      --------     --------    --------
    Total                                                     $235,909      $  5,026     $  1,180    $239,755
                                                              ========      ========     ========    ========


         Gross gains of $277,000 and gross losses of $193,000 were recognized in 1996, gross gains of $900,000 and gross losses of $1,399,000 were recognized in 1995 and gross gains of $170,000 and gross losses of $349,000 were recognized in 1994 on available-for-sale securities.
         Available-for-sale securities with a carrying value of approximately $96,000,000 at December 31, 1996, were pledged to secure public and trust funds on deposit and for other purposes.
         The amortized cost and estimated fair value of available-for-sale securities at December 31, 1996 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities are considered as maturing after 10 years unless they have a repricing feature. Securities which reprice periodically are considered as maturing on the first repricing date subsequent to December 31, 1996.

                                                                                           1996
                                                                               -----------------------------
                                                                                                 ESTIMATED
                                                                                AMORTIZED          FAIR
                                                                                   COST            VALUE
                                                                               ------------     ------------
                                                                                       (IN THOUSANDS)
Due in one year or less                                                        $    103,894     $    103,734
Due after one year through five years                                                99,098           99,425
Due after five years through ten years                                               13,298           16,717
Due after ten years                                                                  10,754           10,863
                                                                               ------------     ------------
    Total                                                                      $    227,044     $    230,739
                                                                               ============     ============

(5) LOANS
         A summary of loans classified by collateral type at December 31, 1996 and 1995 follows:


                                                                                   1996              1995
                                                                               -----------      -----------
                                                                                      (IN THOUSANDS)
Commercial and agricultural                                                    $    238,246     $    223,225
Consumer and installment                                                            744,456          695,127
Real estate mortgage                                                              1,407,841        1,314,935
Lease financing                                                                     149,104          121,617
Other                                                                                14,471           16,780
                                                                               ------------     ------------
    Total                                                                      $  2,554,118     $  2,371,684
                                                                               ============     ============


         Non-performing loans consist of both non-accrual loans and loans which have been restructured (primarily in the form of reduced interest rates) because of the borrower's weakened financial condition. The aggregate principal balance of non-accrual loans was $3,940,000 and $1,592,000 at December 31, 1996 and 1995, respectively. Restructured loans totaled $77,000 and $7,000 at December 31, 1996 and 1995, respectively.
         The total amount of interest earned on non-performing loans was approximately $13,000, $70,000 and $214,000 in 1996, 1995 and 1994,
respectively. The gross interest income which would have been recorded under the original terms of those loans amounted to $167,000, $105,000 and $353,000 in 1996, 1995 and 1994, respectively.
         Loans considered impaired, under SFAS No.114, as amended by SFAS No. 118, are loans which, based on current information and events, it is probable that the creditor will be unable to collect all amount due according to the contractual terms of the loan agreement. The Company's recorded investment in loans considered impaired at December 31, 1996 and 1995 was $4,164,000 and $1,774,000, respectively, with a valuation reserve of $1,209,000 and $580,000, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $3,315,000 and $1,741,000, respectively.

(6)  ALLOWANCE FOR CREDIT LOSSES
         The following schedule summarized the changes in the allowance for credit losses for the years ended December 31, 1996, 1995 and 1994:

                                                                  1996              1995          1994
                                                              -----------       -----------    ----------
                                                                               (IN THOUSANDS)
Balance at beginning of year                                  $    34,636      $    30,830     $    27,468
Provision charged to expense                                        8,804            6,206           5,946
Recoveries                                                          1,836            1,567           3,277
Loans charged off                                                  (8,004)          (4,714)         (5,861)
Acquisitions                                                         --                747            --
                                                              -----------      -----------     -----------
Balance at end of year                                        $    37,272      $    34,636     $    30,830
                                                              ===========      ===========     ===========


(7)  PREMISES AND EQUIPMENT
         A Summary by asset classification at December 31, 1996 and 1995 follows:

                                                       ESTIMATED
                                                      USEFUL LIFE
                                                        YEARS         1996             1995
                                                      -----------   --------         ---------
                                                                         (IN THOUSANDS)
Cost
Land                                                                $ 12,273         $ 12,756
Buildings and improvements                             20-50          69,074           61,943
Leasehold improvements                                 10-20           1,720            1,608
Equipment, furniture and fixtures                       3-12          55,939           48,486
Construction in progress                                               7,262            5,044
                                                                    --------         --------
                                                                     146,268          129,837

Accumulated Depreciation and Amortization                             55,329           48,597
                                                                    --------         --------
  Premises and Equipment, net                                       $ 90,939         $ 81,240
                                                                    ========         ========



(8) TIME DEPOSITS AND SHORT-TERM DEBT
         Certificates of deposit and other time deposits of $100,000 or more amounting to approximately $399,123,000 and $334,915,000 were outstanding at December 31, 1996 and 1995, respectively. Total interest expense relating to certificate and other time deposits of $100,000 or more totaled approximately $19,728,000, $17,386,000 and $10,582,000 for the years ended December 31, 1996,
1995 and 1994, respectively.
         For time deposits with a remaining maturity of more than one year at December 31, 1996, the aggregate amount of maturities for each of the following five years is presented in the following table:


MATURING IN            AMOUNT
-----------          ---------
                  (IN THOUSANDS)
      1998           $324,963
      1999            133,648
      2000            134,966
      2001             17,693
      2002                986
  Thereafter            2,494
                     --------
    Total            $614,750
                     --------

         Presented below is information relating to short-term debt for the years ended December 31, 1996 and 1995:


                                                END OF PERIOD     DAILY AVERAGE        MAXIMUM
                                              ---------------- ------------------    OUTSTANDING
                                                      INTEREST          INTEREST       AT ANY
                                              BALANCE   RATE   BALANCE    RATE        MONTH END
                                              ---------------  -----------------      ---------
                                                           (DOLLARS IN THOUSANDS)
 1996:
Federal funds purchased                       $ 1,750   5.8%   $ 4,226     5.0%       $ 5,950
Securities sold under repurchase agreements    31,886   4.8%    36,654     4.8%        40,030
                                              -------          -------                -------

    Total                                     $33,636          $40,880                $45,980
                                              =======          =======                =======

 1995:
Federal funds purchased                       $ 3,850   5.2%   $ 5,747     6.7%       $11,474
Securities sold under repurchase agreements    31,998   4.8%    35,098     4.8%        39,345
                                              -------          -------                -------

    Total                                     $35,848          $40,845                $50,819
                                              =======          =======                =======




         Federal funds purchased generally mature the day following the date of purchase while securities sold under repurchase agreements generally mature within 30 days from the date of sale. At December 31, 1996, the Company's subsidiary banks had established informal federal funds borrowing lines of credit aggregating $208,500,000.

(9) LONG-TERM DEBT
SUBORDINATED CAPITAL DEBENTURES
         On November 22, 1989, the Company issued $25,000,000 of 9% subordinated capital debentures due November 1, 1999. The 9% debentures were redeemable at the option of the Company in whole or in part at par on or after November 1, 1996. On December 30, 1996, the Company extinguished the $24,508,000 of outstanding 9% debentures by transferring the funds to an irrevocable trust for the repayment of principal and interest on the debentures. The $489,000 loss on early extinguishment of this debt is included in other expense for 1996. Included in interest expense is $2,291,000 for 1996 and $2,206,000 for 1995 and 1994, respectively.

FEDERAL HOME LOAN BANK  ADVANCES
         BOM has entered into a blanket floating lien security agreement with the Federal Home Loan Bank (FHLB) of Dallas. Under the terms of this agreement, BOM is required to maintain sufficient collateral to secure borrowings in an aggregate amount of the lesser of 65 percent of the book value (unpaid principal balance) of the borrower's first mortgage collateral or 35 percent of the borrower's assets.
         VOL has entered into a blanket floating lien security agreement with the FHLB of Cincinnati. Under the terms of this agreement, VOL is required to maintain unencumbered, quality first mortgage loans in an amount equal to 150 percent of outstanding advances as collateral for those advances.
         At December 31, 1996, the following FHLB fixed term advances were repayable in monthly installments as follows:


    FINAL DUE DATE         INTEREST RATE                     AMOUNT
    --------------         -------------                     ------
                                                         (IN THOUSANDS)
        1997                   5.95%                        $ 5,000
        1998                   5.63%                          5,000
        2000              5.47% - 6.55%                      15,000
        2001              5.21% - 7.03%                       6,554
     Thereafter           5.70% - 8.95%                      24,224
                                                            -------
        Total                                               $55,778
                                                            =======





(10) INCOME TAXES
         Total income taxes for the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

                                                                  1996             1995            1994
                                                              -----------      ------------    -----------
                                                                             (IN THOUSANDS)
Income from continuing operations                             $    22,000      $    15,750     $    12,832
Shareholders' equity for unrealized gain (loss)
    on available-for-sale securities                                   49            2,395          (1,139)
                                                              -----------      ------------    -----------
        Total                                                 $    22,049      $    18,145     $    11,693
                                                              ===========      ===========     ===========



         The components of income tax expense attributable to continuing operations are as follows for the years ended December 31, 1996, 1995 and 1994:

                                                                  1996             1995            1994
                                                              -----------      -----------     -----------
Current:                                                                     (IN THOUSANDS)
  Federal                                                     $    18,944      $    14,118     $     8,224
  State                                                             2,040            1,558           1,295
Deferred:
  Federal                                                             824               13           3,002
  State                                                               192               61             311
                                                              -----------      ------------    -----------
        Total                                                 $    22,000      $    15,750     $    12,832
                                                              ===========      ===========     ===========

         Income tax expense differs from the amount computed by applying the U.S. federal income tax rate of 35% to income before income taxes due to the following:


                                                                   1996            1995            1994
                                                              ------------     -----------     -----------
                                                                                (IN THOUSANDS)
Tax expense at statutory rate                                 $    22,709      $    17,939     $    15,246
Increase (reduction) in taxes resulting from:
  State income taxes net of federal tax benefit                     1,451            1,052           1,044
  Tax exempt interest revenue                                      (2,556)          (2,718)         (2,796)
  Dividend received deduction                                        (183)            (378)           (497)
  Tax over book loss on security transactions                        (132)            (520)           (100)
  Non-deductible merger expenses                                       39              490              41
  Other, net                                                          672             (115)           (106)
                                                              -----------      -----------     -----------
        Total                                                 $    22,000      $    15,750     $    12,832
                                                              ===========      ===========     ===========


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:


                                                                                    1996             1995
                                                                                ------------    -------------
Deferred tax assets:                                                                   (IN THOUSANDS)
  Loans receivable, principally due to allowance
     for credit losses                                                         $     14,495     $     15,985
  Deferred liabilities principally due to
    compensation arrangements and vacation accruals                                   3,839            2,939
  Other, net                                                                           --                105
  Net operating loss carryforwards                                                      328              395
                                                                               ------------     ------------
    Total gross deferred tax assets                                                  18,662           19,424
    Less:  valuation allowance                                                         --               --
                                                                               ------------     ------------
    Deferred tax assets                                                        $     18,662     $     19,424
                                                                               ============     ============

Deferred tax liabilities:
  Bank premises and equipment, principally due
    to differences in depreciation and lease transactions                      $     10,881     $     10,439
  Deferred assets, principally due to the capitalization
    of excess servicing rights for financial reporting purposes                       1,294            2,432
  Investments, principally due to interest income recognition                         1,723              767
  Unrealized gains on available-for-sale securities                                   1,415            1,366
  Other, net                                                                             12               18
                                                                               ------------     ------------
      Total gross deferred liabilities                                               15,325           15,022
                                                                               ------------     ------------

      Net deferred tax assets                                                  $      3,337     $      4,402
                                                                               ============     ============



         Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences existing at December 31, 1996.

         At December 31, 1996 the Company has net operating loss carryforwards for federal income tax purposes of approximately $939,000 that are available to offset future federal taxable income, subject to various limitations, through 2001.

 (11)  PENSION AND PROFIT SHARING PLANS
         The Company maintains a noncontributory and trusteed defined benefit pension plan covering substantially all full-time employees who have at least one year of service and have attained the age of twenty-one. Benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute to the pension plan the amount required to fund benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit cost method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated periodically.
         Pension expense for the years ended December 31, 1996, 1995 and 1994 included the following components:


                                                                  1996             1995             1994
                                                              -----------      -----------     -----------
                                                                              (IN THOUSANDS)
Service cost                                                  $     1,127      $       785     $     1,035
Interest cost                                                       1,290            1,001           1,081
Actual return on plan assets                                       (3,532)          (3,637)             31
Net amortization and deferral                                       1,983            2,510          (1,200)
Cost of special termination benefits                                 --                464            --
                                                              -----------      -----------     -----------
     Pension expense                                          $       868      $     1,123     $       947
                                                              ===========      ===========     ===========

     The funded status of the Company's plan at December 31, 1996 and 1995 was as follows:

                                                                                   1996             1995
                                                                               -------------    ------------
                                                                                       (IN THOUSANDS)
Plan assets at fair value (primarily in listed bonds and commingled funds)     $     20,982     $     19,234
Actuarial present value of projected benefit obligations                             19,498           17,433
                                                                               ------------     ------------
Projected benefit obligation less than plan assets                                    1,484            1,801
Unrecognized net gain                                                                (1,213)          (1,507)
Unrecognized prior service cost                                                      (1,252)          (1,341)
Unrecognized net obligation at January 1                                                 (9)             (10)
                                                                               ------------     ------------
Accrued pension expense recorded in the financial statements                   ($       990)    ($     1,057)
                                                                               ============     ============

Actuarial present value of vested benefit obligations                          $     11,267     $      7,214
                                                                               ============     ============

Accumulated benefit obligations                                                $     12,478     $     11,285
                                                                               ============     ============





         The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5% for 1996 and 1995. The expected long-term rate of return on assets during 1996 and 1995 was 7.5%.
         The Company has a non-qualified supplemental retirement plan for certain key employees. Benefits commence when the employee retires and are payable over a period of ten years. The amount accrued under the plan was $124,000 in 1996, $111,000 in 1995 and $93,000 in 1994.
         The Company has a deferred compensation plan (commonly referred to as a 401(k) Plan), whereby employees may contribute a portion of their compensation, as defined, subject to the limitation as established in Section 415 of the Internal Revenue Code. Employee contributions (up to five percent of defined compensation) are matched dollar-for-dollar by the Company. Under the terms of the plan, contributions matched by the Company are used to purchase

Company common stock at prevailing market prices. Plan expense for the years ended December 31, 1996, 1995 and 1994 was $1,555,000, $1,495,000 and
$1,402,000, respectively.

         In December 1993, the Company adopted the BancorpSouth, Inc. Restoration Plan (Restoration Plan) to provide for the payment of retirement benefits to certain participants in the BancorpSouth, Inc. Retirement Plan (Basic Plan). The Restoration Plan covers any employee whose benefit under the Basic Plan is limited by the provisions of the Internal Revenue Code of 1986 and any employee who elects to participate in the BancorpSouth, Inc. Deferred Compensation Plan, thereby reducing his benefit under the Basic Plan. Restoration Plan expense was $62,000 in 1996, $48,000 in 1995 and $36,000 in 1994.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS
         SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

SECURITIES
         The carrying amounts for short-term securities approximate fair value because of their short-term maturity (90 days or less) and present no unexpected credit risk. The fair value of most longer-term securities is estimated based on market prices or dealer quotes. See Note 3, Held-to-Maturity Securities, and
Note 4, Available-for-Sale Securities for fair values.

LOANS
         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer and installment and real estate mortgage. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
         The following table presents information for loans at December 31, 1996 and 1995: .



                                                1996                          1995
                                      -------------------------    ---------------------------
                                         BOOK           FAIR           BOOK          FAIR
                                         VALUE          VALUE          VALUE         VALUE
                                      -----------   -----------    -----------    ------------
                                                         (IN THOUSANDS)
Commercial and agricultural           $   238,246   $   235,086    $   223,225    $   224,129
Consumer and installment                  744,456       760,947        695,127        708,100
Real estate mortgage                    1,407,841     1,394,210      1,314,935      1,295,090
All other                                  14,471        14,233         16,780         16,780
                                      -----------   -----------    -----------    -----------
    Total                             $ 2,405,014   $ 2,404,476    $ 2,250,067    $ 2,244,099
                                      ===========   ===========    ===========    ===========



         Average maturity represents the expected average cash flow period, which in some instances is different than the stated maturity. Management has made estimates of fair value discount rates that is believed to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale. New loan rates were used as the discount rate on new loans of the same type, credit quality and maturity. For lower graded loans, the discount rate was based on yields of bonds of similar credit risk and maturity.

DEPOSIT LIABILITIES
          Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities. The following table presents information for certificates of deposit at December 31, 1996 and 1995:


                                                                        1996                          1995
                                                              -------------------------    --------------------------
                                                                 BOOK          FAIR           BOOK           FAIR
                                                                 VALUE         VALUE          VALUE          VALUE
                                                              -----------   -----------    -----------    -----------
Certificates of deposit:                                                          (IN THOUSANDS)
Maturing or repricing in six months or less                   $   704,344   $   707,601    $   755,204    $   757,639
Maturing or repricing between six months and one year             278,496       280,089        345,987        347,679
Maturing or repricing between one and three years                 438,806       445,561        288,709        292,169
Maturing or repricing beyond three years                          156,011       159,455         81,546         84,766
                                                              -----------   -----------    -----------    -----------
     Total                                                    $ 1,577,657   $ 1,592,706    $ 1,471,446    $ 1,482,253
                                                              ===========   ===========    ===========    ===========



LONG-TERM DEBT
         At December 31, 1995, subordinated capital debentures with a book value of $24,508,000 had an estimated fair value of $24,265,000.
         The fair value of the Company's FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently available for advances of similar maturities. The following table presents information on the FHLB advances at December 31, 1996 and 1995:

                                       1996                          1995
                             -------------------------    --------------------------
                               BOOK           FAIR            BOOK         FAIR
FINAL DUE DATE                 VALUE          VALUE           VALUE        VALUE
--------------              -----------   ------------    ------------  ------------
                                                 (IN THOUSANDS)
 1997                       $     5,000   $     4,996    $     5,000    $     5,024
 1998                             5,000         4,968          5,000          5,001
 2000                            15,000        14,917         10,000         10,257
Thereafter                       30,778        29,976         29,116         29,548
                            -----------   -----------    -----------    -----------
    Total                   $    55,778   $    54,857    $    49,116    $    49,830
                            ===========   ===========    ===========    ===========

 (13) STOCK INCENTIVE AND STOCK OPTION PLANS
         During 1987, the Company issued 34,500 shares of common stock to a key employee. The shares vest over a 10-year period subject to the Company meeting certain performance goals. The unearned shares are held in escrow and totaled 3,450 at December 31, 1996. The compensation associated with this award is being recognized over the 10-year period.
         During 1994, the Company issued 50,000 shares of common stock to a key employee; 25,000 shares were awarded upon issuance and 25,000 shares were awarded on November 21, 1995. The stock bonus agreement provided for a cash bonus to the employee in an amount equal to the state and federal income and employment tax liabilities incurred by the employee as a result of this stock bonus award. The Company recorded compensation expense of $905,000 and $753,000 in 1995 and 1994, respectively, with regard to this stock bonus.
         In 1995, the Company issued 30,000 shares of common stock to a key employee. The shares vest over a 10-year period subject to the Company meeting certain performance goals. The unearned shares are held in escrow and totaled 27,000 at December 31, 1996. The compensation associated with this award is being recognized over the 10-year period.
         Key employees and directors of the Company and its subsidiaries have been granted stock options and stock appreciation rights (SARs) under the Company's 1990, 1994 and 1995 stock incentive plans. All options and SARs granted pursuant to these plans have been at market value on the date of the grant and are exercisable over periods of one to ten years. The Company recorded $1,907,000, $947,000 and $106,000 in compensation expense in 1996, 1995 and 1994, respectively, related to the SARs because of the increase in market value of its common stock. In 1995, pursuant to certain acquisitions, incentive and non-qualified stock options were granted to employees and directors of the companies being acquired in exchange for stock options that were outstanding at the time those mergers were consummated. The number of shares and option prices of shares authorized under the various stock option plans have been adjusted for the two-for-one stock split effected in the form of a dividend discussed in Note 2.

         A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994, and changes during the years ended on those dates is presented below:

                                                1996                 1995                      1994
                                        -------------------   ----------------------  ---------------------
                                                  WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                  AVERAGE                 AVERAGE                  AVERAGE
                                                  EXERCISE                EXERCISE                EXCERCISE
OPTIONS                                 SHARES     PRICE      SHARES       PRICE       SHARES       PRICE
--------                                -------  ---------    -------     ---------   ---------    -------
Outstanding at beginning
  of year                               677,219    $15.65     542,442     $13.28      558,009      $12.99
Granted                                 148,991     26.14     178,000      20.83       24,150       14.88
Exercised                               (85,280)    11.68     (43,223)      7.17      (37,072)      10.09
Expired or cancelled                       -         -          -            -         (2,645)      13.09
                                        -------               -------                 -------
Outstanding at end of year              740,930     18.22     677,219      15.65      542,442       13.28
                                        =======               =======                 =======
Exerciseable at year-end                479,268               424,852                 135,711
                                        =======               =======                 =======


         The following table summarizes information about stock options at December 31, 1996:

                                          OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                         ------------------------------------------------------  -----------------------------------
      RANGE OF               NUMBER          WEIGHTED-AVG       WEIGHTED-AVG         NUMBER          WEIGHTED-AVG
   EXERCISE PRICES        OUTSTANDING       REMAINING LIFE     EXERCISE PRICE      EXERCISABLE      EXERCISE PRICE
----------------------   ---------------   -----------------  -----------------  ----------------  -----------------
   $4.94 to $7.16             26,031             6.3 years            $ 5.88          26,031             $ 5.88
   $8.21 to $12.99           146,808             4.9                   10.95         146,808              10.95
  $14.88 to $18.75           295,100             7.1                   17.28         265,100              17.30
  $22.13 to $26.50           272,991             9.5                   24.32          41,329              22.13
                             -------                                                 -------
   $4.94 to $26.50           740,930             7.5                   18.22         479,268              15.15
                             =======                                                 =======

         The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation on January 1, 1996 and elected to continue to measure compensation cost relative to its stock based compensation plans using Accounting Principles Board Opinion No. 25. The pro forma net income and pro forma net income per share is not materially different from net income and net income per share as reported.

(14) PER SHARE AND DIVIDEND DATA
         Net income per share is based on the weighted average number of shares of the Company's common stock and common stock equivalents outstanding. Common stock and common stock equivalents have been adjusted for all periods presented for the two-for-one stock split effected in the form of a 100% stock dividend (see Note 2). The computation of earnings per share is based on this adjusted weighted average number of common shares outstanding and the assumed exercise of all outstanding stock options using the treasury stock method (21,213,404 in 1996, 21,015,406 in 1995 and 20,373,414 in 1994).

         Dividends to shareholders are paid from dividends paid to the Company by its subsidiary banks which are subject to approval by the applicable state regulatory authorities. At December 31, 1996, the Company's subsidiary banks could have paid dividends to the Company aggregating $92,000,000 under current regulatory guidelines.

 (15) RELATED PARTY TRANSACTIONS
         The Company has made, and expects in the future to continue to make in the ordinary course of business, loans to directors and executive officers of the Company and their affiliates. In management's opinion, these transactions with directors and executive officers were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present any other unfavorable features.
         An analysis of such outstanding loans is as follows:

                                                                             AMOUNT
                                                                         ------------
                                                                         (IN THOUSANDS)
             Loans outstanding at December 31, 1995                      $    17,275
             New loans                                                        15,458
             Repayments                                                      (11,250)
             Changes in directors and executive officers                         (48)
                                                                         -----------
             Loans outstanding at December 31, 1996                      $    21,435
                                                                         ===========



(16) CAPITALIZED MORTGAGE SERVICING RIGHTS
         In May 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was issued which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The Company elected in the fourth quarter to adopt this statement as of January 1, 1995. The effect of implementing SFAS No. 122 was not material to the consolidated financial statements.
         The primary difference between SFAS No. 122 and SFAS No. 65, as they relate to the Company, is the accounting treatment for in-house originated mortgage servicing rights (OMSRs). Substantially all of the Company's originations are in-house, whereby the underlying loans are funded and closed by the Company. SFAS No. 122, among other provisions, requires the recognitions of OMSRs, as well as purchased mortgage servicing rights (PMSRs), as assets by allocating the total cost incurred between the loan and the servicing rights based on their relative fair values. Under SFAS No. 65, the cost of OMSRs was included with the cost of the related loans and written off against income when the loans were sold. PMSRs were previously recorded as assets under SFAS No. 65.
         Also under the new Statement, all capitalized morgage servicing rights are evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. In measuring impairment, the carrying amount must be stratified based on one or more predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each individual stratum. Under SFAS No. 65, the impairment evaluation could be made using either discounted or undiscounted cash flows with no required level of disaggregation specified. Any impairment was recorded directly against the asset. SFAS No. 122 does not change the provisions of SFAS No. 65 related to the recognition and amortization of excess servicing rights.
         The following is a summary of capitalized mortgage servicing rights, net of accumulated amortization, and a valuation allowance for impairment:

                                                                                   1996             1995
                                                                               ------------     ------------
                                                                                        (IN THOUSANDS)
Balance at beginning of year                                                   $      5,051     $      3,608
Mortgage servicing rights capitalized                                                 5,721            2,100
Amortization expense                                                                 (1,496)            (657)
                                                                               ------------     ------------
Balance at end of year                                                                9,276            5,051
Valuation allowance                                                                    (200)            (401)
                                                                               ------------     ------------
Fair value at end of year                                                      $      9,076     $      4,650
                                                                               ============     ============

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

(17)  REGULATORY MATTERS
         A special assessment of $1.9 million was imposed in 1996 by the Federal Deposit Insurance Corporation (FDIC) on the Company's deposits in the Savings Association Insurance Fund (SAIF). This non-recurring assessment was imposed by Federal Deposit Insurance Act of 1996 and was designed to recapitalize the SAIF. Under the FDIC's current risk-based premium policy, deposit insurance rates for 1997 for the Company's deposits in the Bank Insurance Fund (BIF) have been assessed at zero. However, certain other of the Company's deposits which were acquired from thrifts over the years remain in the SAIF and will continue to be assessed for 1997 at the rate of $0.23 per $100 of insured deposits, the same rate as 1996.

         The company is subject to various regulatory capital requirements administered by the federal and state banking agencies. failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the company's financial statements. under capital adequacy guidelines and the regulatory framework for prompt corrective action, the company must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by the Federal Reserve Board (FRB) to ensure capital adequacy require the company to maintain minimum capital amounts and ratios (risk-based capital ratios). All banking companies are required to have core capital (Tier
1) of a least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted average assets. the regulations also define well capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Company had Tier 1, total capital and leverage above the well capitalized levels at December 31, 1996 and 1995, respectively, as set forth in the following table:



                                                          1996                         1995
                                                   -------------------          --------------------
                                                   AMOUNT       RATIO           AMOUNT        RATIO
                                                   ------       -----           ------        -----
                                                                 (DOLLARS IN THOUSANDS)
Total Capital (to Risk-Weighted Assets)           $337,728       13.39%         $324,645       13.96%
Tier 1 Capital (to Risk-Weighted Assets)           306,135       12.14           281,355       12.11
Tier 1 Leverage Capital (to Average Assets)        306,135        8.56           281,355        8.56

(18)  COMMITMENTS AND CONTINGENT LIABILITIES
LEASES
         Rent expense was approximately $1,841,000 for 1996, $1,658,000 for 1995 and $1,717,000 for 1994. Future minimum lease payments for all non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996:

                                                          AMOUNT
                                                          ------
                                                       (IN THOUSANDS)
               1997                                        $2,108
               1998                                         1,941
               1999                                         1,395
               2000                                         1,258
               2001                                           469
               Thereafter                                     556
                                                           ------
               Total future minimum lease payments         $7,727
                                                           ======

MORTGAGE LOANS SERVICED FOR OTHERS
         The Company services mortgage loans for others which are not included in the accompanying financial statements. Included in the $1.03 billion of loans serviced for investors is approximately $299.1 million of primary recourse servicing where the Company is responsible for any losses incurred in the event of nonperformance by the mortgagor. The Company's exposure to credit loss in the event of such nonperformance is the unpaid principal balance at the time of default. This exposure is limited by the underlying collateral which consists of single family residences and either federal or private mortgage insurance.

FORWARD CONTRACTS
         Forward contracts are agreements to purchase or sell securities at a future specific date at a specific price or yield. Risks arise from the possibility that counterparties may be unable to meet the term of their contracts and from movements in securities values and interest rates. At December 31, 1996, the Company had obligations under forward contracts consisting of commitments to sell mortgage loans originated or purchased by the Company into the secondary market at a future date. These obligations are entered into by the Company in order to establish the interest rate at which it can offer mortgage loans to its customers. Changes in the values of morgage loans held for sale by the Company for delivery into the secondary market are recorded at the lower of cost or market. As of December 31, 1996, the contractual or notional amount of these forward contracts was approximately $39,836,000. The Company's exposure under these commitments to sell mortgage loans in the future is not material.

LENDING COMMITMENTS

         In the normal course of business, there are outstanding various commitments and other arrangements for credit which are not reflected in the consolidated balance sheets. As of December 31, 1996, these included approximately $26,117,000 for letters of credit, and approximately $514,314,000 for interim mortgage financing, construction credit, credit card and revolving and line of credit arrangements. No significant credit losses are expected from these commitments and arrangements.

LITIGATION
         Various legal claims have arisen in the normal course of business, including claims against entities to which the Company is successor as a result of business combinations. In the opinion of management and legal counsel, the ultimate resolution of these claims will have no material effect on the Company's consolidated financial position.

RESTRICTED CASH BALANCE
         Aggregate reserves (in the form of deposits with the Federal Reserve
Bank) of $2,032,000 were maintained to satisfy Federal regulatory requirements at December 31, 1996.

(19) CONDENSED FINANCIAL STATEMENT INFORMATION OF BANCORPSOUTH, INC.
         (PARENT COMPANY ONLY)
         The following condensed unaudited financial information reflects the accounts and transactions of BancorpSouth, Inc. (parent company only) for the dates indicated:

CONDENSED BALANCE SHEETS                                                                DECEMBER 31
                                                                               ------------------------------
                                                                                   1996             1995
                                                                               ------------     -------------
Assets                                                                                 (IN THOUSANDS)
Cash on deposit with subsidiary banks                                          $      8,209     $      5,718
Securities                                                                            1,210            1,233
Investment in subsidiaries                                                          310,164          305,331
Other assets                                                                          3,717            1,375
                                                                               ------------     ------------
  Total assets                                                                 $    323,300     $    313,657
                                                                               ============     ============

Liabilities and shareholders' equity
Long-term debt                                                                 $       --       $     24,508
Other liabilities                                                                     7,976            1,054
                                                                               ------------     ------------
  Total liabilities                                                                   7,976           25,562
Shareholders' equity                                                                315,324          288,095
                                                                               ------------     ------------
  Total liabilities and shareholders' equity                                   $    323,300     $    313,657
                                                                               ============     ============


                                                                         YEARS ENDED DECEMBER 31
                                                              ---------------------------------------------
CONDENSED STATEMENTS OF INCOME                                   1996              1995            1994
                                                              -----------      ------------    ------------
                                                                              (IN THOUSANDS)
Dividends from subsidiaries                                   $    41,582      $    14,665     $    12,279
Management fees from subsidiaries                                     628              603           1,282
Other operating income                                                 57               60              60
                                                              -----------      -----------     -----------
  Total income                                                     42,267           15,328          13,621

Operating expenses                                                  4,280            3,243           3,128
                                                              -----------      -----------     -----------
Income before equity in undistributed earnings
  of subsidiaries                                                  37,987           12,085          10,493
Equity in undistributed earnings of subsidiaries                    4,896           23,419          20,235
                                                              -----------      -----------     -----------
  Net income                                                  $    42,883      $    35,504     $    30,728
                                                              ===========      ===========     ===========

                                                                          YEARS ENDED DECEMBER 31
                                                              --------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                               1996              1995            1994
                                                              -----------      ------------    -----------
                                                                              (IN THOUSANDS)
Operating Activities:
  Net income                                                  $    42,883      $    35,504     $    30,728
  Adjustments to reconcile net income
    to net cash provided by operating activities                     (919)         (22,592)        (25,589)
                                                              -----------      -----------     -----------
Net cash provided by operating activities                          41,964           12,912           5,139
Net cash provided by investing activities                            --               --               900
Net cash used in financing activities                             (39,473)          (9,649)         (6,844)
                                                              -----------      -----------     -----------
Increase (decrease) in cash and cash equivalents                    2,491            3,263            (805)
Cash and cash equivalents at beginning of year                      5,718            2,455           3,260
                                                              -----------      -----------     -----------
Cash and cash equivalents at end of year                      $     8,209      $     5,718     $     2,455
                                                              ===========      ===========     ===========

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
BancorpSouth, Inc.:

         We have audited the consolidated balance sheets of BancorpSouth, Inc., and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancorpSouth, Inc., and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As discussed in Note 1, the Company changed its method of accounting for securities to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994.


Memphis, Tennessee
January 24, 1997