Form 10-K, Exhibit 13
period 1996-12-31
BANCORPSOUTH INC
filed 1997-03-31
CIK 701853

                                  EXHIBIT 13(c)


                          Summary of Quarterly Results

SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(In thousands, except per share amounts)


                                                             QUARTER ENDED
                                        -------------------------------------------------------
                                        MAR 31          JUN 30          SEP 30          DEC 31
                                        -------         -------         -------         -------
1996:
Interest revenue                        $66,814         $68,108         $70,237         $72,760
Net interest revenue                     36,256          37,183          38,371          39,604
Provision for credit losses               1,444           3,060           2,500           1,800
Income before income taxes               14,002          17,402          15,594          17,885
Net income                                9,449          11,200          10,564          11,670
Earnings per share                         0.45            0.53            0.50            0.55
Dividends per share                        0.17            0.17            0.17            0.19
1995:
Interest revenue                        $58,668         $62,514         $64,921         $66,324
Net interest revenue                     33,060          33,783          35,061          36,066
Provision for credit losses               1,298           1,240           2,057           1,611
Income before income taxes               11,624          12,933          13,740          12,957
Net income                                7,905           8,869           9,544           9,186
Earnings per share                         0.38            0.42            0.45            0.43
Dividends per share                        0.15            0.15            0.15            0.17
1994:
Interest revenue                        $48,000         $50,419         $53,261         $56,215
Net interest revenue                     28,636          29,677          31,471          33,082
Provision for credit losses               1,114           1,479           1,822           1,531
Income before income taxes                9,398           9,663          11,926          12,573
Net income                                6,789           7,070           8,003           8,866
Earnings per share                         0.33            0.35            0.39            0.44
Dividends per share                       0.135           0.135           0.135            0.15
