Form 10-K, Exhibit 13
period 1996-12-31
BANCORPSOUTH INC
filed 1997-03-31
CIK 701853

                                 EXHIBIT 13 (d)


                         Selected Financial Information

SELECTED FINANCIAL INFORMATION (UNAUDITED)
(Dollars in thousands, except per share amounts)


                                                       YEARS ENDED DECEMBER 31
                                        ------------------------------------------------------
                                          1996       1995        1994      1993        1992
                                        --------   -------     --------   --------    --------
Earnings Summary:
Interest revenue                       $ 277,919   $252,427   $  207,895 $  193,869  $  202,920
Interest expense                         126,505    114,457       85,029     78,715      92,143
                                        --------    -------     --------   --------    --------
Net interest revenue                     151,414    137,970      122,866    115,154     110,777
Provision for credit losses                8,804      6,206        5,946      9,032      12,843
                                        --------    -------     --------   --------    --------
Net interest revenue, after provision
  for credit losses                      142,610    131,764      116,920    106,122      97,934
Other revenue                             40,475     31,240       26,012     26,776      23,767
Other expense                            118,472    111,750       99,372     93,176      89,779
                                        --------    -------     --------   --------    --------
Income before income taxes and
  effect of accounting change             64,883     51,254       43,560     39,722      31,922
Applicable income taxes                   22,000     15,570       12,832     10,216       9,048
                                       ---------    -------     --------   --------    --------
Income before effect of
  accounting change                       42,883     35,504       30,728     29,506      22,874
Cumulative effect of change in
  accounting for income taxes                  -          -            -      3,429           -
                                       ---------    -------    ---------   --------    --------
Net income                            $   42,883 $   35,504   $   30,728 $   32,935  $   22,874
                                       =========   ========    =========   ========    ========

Per Share Data:
Net income                            $     2.02 $     1.69   $     1.51 $     1.49  $     1.33
Cash dividends                              0.70       0.62        0.555       0.54        0.51
Book value                                 15.01      13.72        12.44      11.82       10.56
Balance Sheet - Averages:
Total assets                          $3,452,921 $3,151,297   $2,884,539 $2,659,785  $2,503,499
Held-to-maturity securities              480,191    516,919      427,759    509,996     619,510
Available-for-sale securities            231,040    183,396      266,370    141,496           -
Loans, net of unearned discount        2,410,746  2,146,967    1,881,922  1,657,048   1,550,745
Total deposits                         2,982,838  2,732,450    2,513,493  2,342,137   2,210,934
Total sharesholders' equity              299,749    268,395      240,929    218,504     185,925
Selected Ratios:
Return on average assets                    1.24%      1.13%        1.07%      1.24%       0.91%
Return on average shareholders' equity     14.31%     13.23%       12.75%     15.07%      12.30%


                                      11